UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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Krispy Kreme Doughnuts, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 7, 2010

Dear Fellow Shareholders:

At our 2008 Annual Meeting of Shareholders, we announced a series of strategic initiatives designed to lay a solid foundation for the future growth of Krispy Kreme, but also stated that the benefits of that implementation would not be clearly visible for at least two years. At the time, we were debt-laden, restricted by lender covenants, and had little free cash flow to invest in our future. We also had a myriad of other problems, such as poor franchisee relationships, a rapidly declining revenue base, and a legacy of lawsuits and government investigations, to name just a few.

In the face of these challenges, and with a renewed commitment to our shareholders, we were determined to move forward confidently with a brand and a product that we believed were truly iconic.

We have made substantial progress in the past two years in building a stronger foundation for our company and improving our business model. Our survival is no longer in question. Our net debt of slightly over $23 million (down from $52 million two years ago) is manageable, and we are continuing to look for ways to further strengthen our balance sheet. Our cash flow is healthy, and we have budgeted in excess of $13 million in fiscal 2011 for capital expenditures, much of which will be devoted to store renovation and construction of new stores.

We generated positive company same store sales in all four quarters of fiscal 2010 and, despite the difficult economy, we delivered substantially higher operating income. We essentially broke even in fiscal 2010, compared to a net loss of $67.1 million in fiscal 2008 and $4.1 million in fiscal 2009.

We ended fiscal 2010 with 582 Krispy Kreme stores across the U.S. and 18 other countries, up from 449 stores 2 years ago.

We also continued to develop, test and refine our smaller satellite stores that are supplied through the hub and spoke distribution model. These efforts position Krispy Kreme for a number of improvements to our operating model, including reduced investment costs for a given level of sales, and greater efficiencies and quality consistency through centralized production.

By shifting to the small shop focus and increasing the number of Krispy Kreme retail shops in high traffic areas, we are making ourselves more convenient for our customers, which should enable us to increase on-premises sales of doughnuts and complementary products. We also are trial testing new products to create broader appeal, addressing both seasonal and day part issues. In our off-premises grocery and convenience store channels, we are re-energizing the business by introducing and marketing new longer shelf-life products and rationalizing delivery routes.

In terms of relationships with our franchisees, we have openly admitted that we had fallen short of franchisee expectations. We have set a goal of becoming a world-class franchisor, and we are rebuilding strong and trusting relationships with our franchisees by providing value-added support in areas such as marketing and store operations, while deploying management tools to assist them in cost of goods sold, labor management and other areas. We view the success of our franchisees and the expansion of our franchise base as a key measurement of our success, and we have established the infrastructure to support further franchise development, both domestically and internationally. We currently have commitments for almost 200 new franchise stores, a pipeline we intend to build upon further.

While much has been accomplished, much remains to be done, and fiscal 2011 will be part of the continued transition of our business. We are highly confident that at this time next year, we will be further along in achieving our goals and that tangible results from our continued execution will be increasingly evident.

The groundwork for a revitalized Krispy Kreme has been laid by our team members and our franchisees, the two groups who are most responsible for the progress to date in turning around the business. Through their efforts, Krispy Kreme is once more positioned to grow over the long-term, and we are more committed than ever that our brand will continue to be increasingly recognized as one of the most iconic and beloved in the world.

In closing, I want to thank our customers, our team members, our franchisees and, of course, our shareholders, for their ongoing support.

Sincerely,

James H. Morgan
Chairman, President and Chief Executive Officer

May 7, 2010

To Our Shareholders:

     On behalf of the Board of Directors and management of Krispy Kreme Doughnuts, Inc., I invite you to the Annual Meeting of Shareholders to be held on Tuesday, June 22, 2010, at 9:00 a.m., Eastern Time, at Embassy Suites Hotel, Gaines Ballroom, 460 North Cherry Street, Winston-Salem, North Carolina 27101. We look forward to greeting those shareholders able to attend.

     Details of business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, which contains financial statements and other important information about our business.

     It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating and mailing the enclosed proxy card, or voting by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting. If you do attend the Annual Meeting and wish to vote in person, you may revoke your proxy at any time.

Sincerely,

JAMES H. MORGAN
Chairman of the Board, President
and Chief Executive Officer

KRISPY KREME DOUGHNUTS, INC.
370 Knollwood Street
Winston-Salem, North Carolina 27103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 22, 2010

To the Shareholders of
Krispy Kreme Doughnuts, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. will be held on Tuesday, June 22, 2010, at 9:00 a.m., Eastern Time, at Embassy Suites Hotel, Gaines Ballroom, 460 North Cherry Street, Winston-Salem, North Carolina 27101, for the following purposes:

     1. To elect three Class II directors, all of whose terms will expire in 2013;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2011; and

     3. To consider such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     Only shareholders of record as of April 16, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     A Proxy Statement and a proxy solicited by the Board of Directors of Krispy Kreme are enclosed. Please sign, date and return the proxy card in the enclosed business reply envelope, or vote by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time. Seating is limited at the Annual Meeting. If you plan to attend, you MUST follow the instructions described under “Proxy Solicitation and General Information — Admission to Annual Meeting” in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

WESLEY M. SUTTLE
Secretary

May 7, 2010

i

ii

PROXY STATEMENT
May 7, 2010
For the Annual Meeting of Shareholders
To Be Held June 22, 2010

_______________

PROXY SOLICITATION AND GENERAL INFORMATION

General

     This Proxy Statement is furnished in connection with the solicitation of proxies by Krispy Kreme Doughnuts, Inc. (the “Company” or “Krispy Kreme”) for use at Krispy Kreme’s Annual Meeting of Shareholders to be held on Tuesday, June 22, 2010, at 9:00 a.m., Eastern Time, at Embassy Suites Hotel, Gaines Ballroom, 460 North Cherry Street, Winston-Salem, North Carolina 27101, including any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying notice. Beginning on or about May 7, 2010, Krispy Kreme is mailing this Proxy Statement and the accompanying proxy, together with its Annual Report on Form 10-K for the fiscal year ended January 31, 2010 (the “2010 Form 10-K”), to shareholders entitled to vote at the Annual Meeting.

Record Date and Share Ownership

     Only shareholders of record at the close of business on April 16, 2010 (the “Record Date”) are entitled to notice of, and to vote in person or by proxy at, the Annual Meeting. As of the Record Date, there were 67,429,936 shares of Krispy Kreme common stock outstanding and entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 22, 2010

     The Proxy Statement and 2010 Form 10-K are available at http://investor.krispykreme.com/annual-proxy.cfm.

Voting by Shareholders with Shares Held Directly in Their Names

     Shareholders with shares registered directly in their names in the Company’s stock records maintained by its transfer agent, American Stock Transfer and Trust Company (“AST”), may vote their shares:
  by mailing a signed and dated proxy card in the postage-paid envelope provided;

  by making a toll-free telephone call in the U.S. or Canada to 1-800-690-6903; or

  by submitting a proxy through the Internet at the following Web address: www.proxyvote.com.
     In addition, ballots will be passed out to any shareholder who wants to vote at the Annual Meeting.

     Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Proxies submitted by mail, telephone or Internet as described above must be received by 11:59 p.m., Eastern Time, on June 21, 2010. NOTE: If you vote by telephone or Internet, you do not need to return your proxy card.

Voting by Shareholders with Shares Held Through a Bank or Brokerage Firm

     Shareholders who hold shares through a bank or brokerage firm should refer to the voting instruction form forwarded by their bank or brokerage firm to see which options are available to them. In addition to voting by mail, a number of banks and brokerage firms are participating in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that also offers telephone and Internet voting options. Votes submitted by telephone or by using the Internet through Broadridge’s program must be received by 11:59 p.m., Eastern Time, on June 21, 2010.

     In addition, ballots will be passed out to any shareholder who wants to vote at the Annual Meeting. Should you decide to attend the Annual Meeting and vote your shares in person, you MUST obtain a proxy executed in your favor from your bank or brokerage firm for your ballot to be counted.

Voting of Proxies

     All properly executed proxies received in time to be voted at the Annual Meeting will be voted in accordance with the directions specified. Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the election of all nominees for director specified herein and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011.

Revocability of Proxies

     You may revoke your proxy and change your vote at any time prior to the voting of the proxy if notice is received by 11:59 p.m., Eastern Time, on June 21, 2010. You may do this by (1) sending written notice of revocation to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary, (2) submitting a subsequent proxy by mail, telephone or Internet with a later date, or (3) voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a proxy.

Admission to Annual Meeting

     Only shareholders of record as of the close of business on the Record Date, or their duly appointed proxies, are entitled to attend the Annual Meeting. Each admission ticket will admit the named shareholder and a guest. Seating is limited, so plan on arriving early. All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN KRISPY KREME STOCK, YOU WILL NOT BE ADMITTED TO THE ANNUAL MEETING.

     If you are a shareholder with shares registered directly in your name, your admission ticket is attached to the proxy card sent to you. If you plan to attend the Annual Meeting, please bring the ticket with you to the Annual Meeting.

     If you are a shareholder with shares held through a bank or brokerage firm, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership as of the Record Date to be admitted to the Annual Meeting. An example of proof of ownership would be a brokerage statement or a letter from your bank or brokerage firm showing you own shares as of the Record Date. If you arrive at the Annual Meeting without an admission ticket, we will admit you ONLY if we are able to verify that you were a Krispy Kreme shareholder as of the Record Date.

Quorum and Voting Requirements

     The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. Directors are elected by a plurality of the votes cast. For the ratification of the appointment of Krispy Kreme’s independent registered public accounting firm, the vote of a majority of the shares voted on such matter, assuming a quorum is present, shall be the act of the shareholders on such matter.

     A shareholder voting for the election of directors may withhold authority to vote for all or certain director nominees. A shareholder may also abstain from voting on the ratification of the appointment of Krispy Kreme’s independent registered public accounting firm. Votes withheld from the election of any nominee for director, abstentions from any other item of business and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter.

     A “broker non-vote” occurs if a broker or other nominee who is entitled to vote shares on behalf of a record owner has not received instructions with respect to a particular item to be voted on, and the broker or nominee does not otherwise have discretionary authority to vote on that matter. Under the rules of the New York Stock Exchange (“NYSE”), brokers may vote a client’s proxy on certain “discretionary” items even without instructions from the beneficial owner, but may not vote a client’s proxy without voting instructions on “non-discretionary” items. The ratification of Krispy Kreme’s independent registered public accounting firm is considered a discretionary item; the election of directors is considered a non-discretionary item. Accordingly, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is not entitled to vote your shares on Proposal 1 (election of directors) without your specific instructions, but the broker may vote your shares on Proposal 2 (ratification of the appointment of Krispy Kreme’s independent registered public accounting firm) even if you do not provide specific instructions.

Matters to Be Presented

     Krispy Kreme knows of no matters to be presented at the Annual Meeting other than those indicated in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, it is the intention of the persons named in the proxy to vote your shares in accordance with their judgment.

Other

     A copy of our 2010 Form 10-K is being furnished with this Proxy Statement to each shareholder of record as of the Record Date. Krispy Kreme will furnish any exhibit to our 2010 Form 10-K upon written request and receipt of payment for our reasonable expenses in furnishing such exhibit. Any such request should be directed to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Directors, Nominees, and Executive Officers

     The following table sets forth the number of shares of Krispy Kreme’s common stock, which is our only class of voting stock, beneficially owned as of April 16, 2010 by each director and nominee for director and each person who was (1) at any time during fiscal 2010 our Chief Executive Officer or Chief Financial Officer and (2) at January 31, 2010, one of our four most highly compensated executive officers, other than the Chief Executive Officer and the Chief Financial Officer (collectively, the “Named Executive Officers”), as well as all directors and executive officers as a group. Beneficial ownership is determined under the rules of the United States Securities and Exchange Commission (the “SEC”). These rules deem common stock (a) subject to options currently exercisable as of, or exercisable within 60 days after, the Record Date, or (b) issuable pursuant to restricted stock units vested as of, or vesting within 60 days after, the Record Date, to be outstanding for purposes of computing the ownership percentage of the person holding the options or restricted stock units, or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the ownership percentage of any other person or group.   Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

		Percentage
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned
Charles A. Blixt(1)	159,995	*
Lynn Crump-Caine(2)	135,995	*
Kenneth J. Hudson(3)	202,694	*
Steven A. Lineberger(4)	141,037	*
C. Stephen Lynn(5)	135,995	*
Robert S. McCoy, Jr.(6)	163,244	*
James H. Morgan(7)	689,207	1%
Douglas R. Muir(8)	236,511	*
Andrew J. Schindler(9)	147,702	*
Michael H. Sutton(10)	147,702	*
Lizanne Thomas(11)	147,702	*
M. Bradley Wall(12)	166,435	*
Jeffrey B. Welch(13)	236,117	*
Togo D. West, Jr.(14)	251,002	*
All directors and executive officers as a group (16 persons)	3,030,285	4.5%
____________________

*	Less than one percent

(1)	Includes (a) 124,675 shares underlying fully vested restricted stock units and (b) 11,320 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. Blixt has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following termination of his service on the Board of Directors.

(2)	Consists of (a) 124,675 shares underlying fully vested restricted stock units and (b) 11,320 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Ms. Crump-Caine has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following termination of her service on the Board of Directors.

(3)	Includes (a) 16,623 shares of restricted stock to which Mr. Hudson has voting but no investment power and (b) 168,853 shares issuable upon the exercise of currently exercisable stock options.

(4)	Includes (a) 19,769 shares of restricted stock to which Mr. Lineberger has voting but no investment power and (b) 101,853 shares issuable upon the exercise of currently exercisable stock options.

(5)	Consists of (a) 124,675 shares underlying fully vested restricted stock units and (b) 11,320 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. Lynn has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following termination of his service on the Board of Directors.

(6)	Consists of (a) 15,542 shares issuable upon the exercise of currently exercisable stock options, (b) 136,382 shares underlying fully vested restricted stock units and (c) 11,320 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. McCoy has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

(7)	Includes (a) 4,000 shares owned beneficially by Margaret O. Morgan, Mr. Morgan’s spouse and (b) 673,500 shares issuable upon the exercise of currently exercisable stock options.

(8)	Includes (a) 25,139 shares of restricted stock to which Mr. Muir has voting but no investment power, (b) 3,750 shares of restricted stock to which Mr. Muir has voting power and will have investment power within 60 days after the Record Date, and (c) 183,566 shares issuable upon the exercise of currently exercisable stock options.

(9)	Consists of (a) 136,382 shares underlying fully vested restricted stock units and (b) 11,320 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. Schindler has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

(10)	Consists of (a) 136,382 shares underlying fully vested restricted stock units and (b) 11,320 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. Sutton has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

(11)	Consists of (a) 136,382 shares underlying fully vested restricted stock units and (b) 11,320 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Ms. Thomas has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of her service on the Board of Directors.

(12)	Includes (a) 19,769 shares of restricted stock to which Mr. Wall has voting but no investment power, (b) 123,587 shares issuable upon the exercise of currently exercisable stock options and (c) 450 shares held in a brokerage account in the name of Mr. Wall and his spouse.

(13)	Includes (a) 17,696 shares of restricted stock to which Mr. Welch has voting but no investment power and (b) 204,853 shares issuable upon the exercise of currently exercisable stock options.

(14)	Includes (a) 99,300 shares issuable upon the exercise of currently exercisable stock options, (b) 136,382 shares underlying fully vested restricted stock units and (c) 11,320 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. West has elected to defer receipt of the shares underlying the 136,382 restricted stock units that were fully vested as of the Record Date, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

Beneficial Owners of More Than 5% of Common Stock

     The following table sets forth information about each person or entity known to Krispy Kreme to be the beneficial owner of more than 5% of Krispy Kreme’s outstanding common stock as of April 16, 2010.

		Percentage
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned
Mohamed Abdulmohsin Al Kharafi & Sons W.L.L.	9,064,800(1)	13.4%
P.O. Box 886
Safat 13009
Kuwait
____________________

(1)	This information is based on a Schedule 13G/A filed with the SEC on February 5, 2008 by Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. According to the Schedule 13G/A, Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. has sole voting power and sole dispositive power with respect to 9,064,800 shares of Krispy Kreme stock. Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. controls the Americana Group, Krispy Kreme’s franchisee in the Middle East.

ELECTION OF DIRECTORS
(Item Number 1 on the Proxy Card)

Composition of the Board of Directors

     Our bylaws provide that the Board of Directors shall consist of not less than 9 nor more than 15 directors, with the exact number being set from time to time by the Board of Directors. Our Board of Directors presently consists of 9 directors. The Board of Directors is divided into three classes of directors, Class I, Class II and Class III. The terms of all of our current Class II directors will expire at this Annual Meeting.

Board Nominees for the Annual Meeting

     Based on the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated Charles A. Blixt, Lynn Crump-Caine, and Robert S. McCoy, Jr. for election to the Board of Directors as Class II Directors with terms expiring in 2013.

     Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, any nominee should become unable or unwilling to serve, the shares of common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors.

     The Board of Directors recommends a vote “FOR” the nominees for director listed below for election to the Board of Directors.

     Set forth below is information regarding each nominee for director:

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Nominees
Nominees for Class II Director
With Terms Expiring in 2013
Charles A. Blixt Winston-Salem, NC Director since 2007 Independent Nominating and Corporate Governance Committee
Mr. Blixt, 58, served as Krispy Kreme’s General Counsel on an interim basis from September 2006 until April 2007; Executive Vice President and General Counsel of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of British American Tobacco PLC, from 2004 to 2006; and Executive Vice President and General Counsel for R.J. Reynolds Tobacco Company from 1995 to 2004.

Mr. Blixt’s experience as General Counsel to Krispy Kreme was at a critical period for the Company, and it provided him with a thorough understanding of Krispy Kreme’s business, values, and culture, as well as a deep understanding of the issues and complexities involved in each business unit. Mr. Blixt brings to Krispy Kreme many years of experience as the chief legal officer and a member of the executive management team of Reynolds American and R.J. Reynolds. During that time, he was directly involved with and oversaw significant litigation matters, strategic acquisitions, and the merger of R.J. Reynolds and British American Tobacco. As a result, Mr. Blixt brings executive decision making, analytical, strategic change, and risk-assessment skills to Krispy Kreme, as well as unique insights into the Company’s challenges, opportunities and operations. Additionally, Mr. Blixt brings governance and community service skills and experience to the Board of Directors through his experience as a member of the Board of Trustees of Salem Academy and College.

Other Directorships: Director of Targacept, Inc., a clinical-stage biopharmaceutical company, since 2000; and director of Swedish Match AB, a global tobacco company based in Stockholm, Sweden, since 2007.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Nominees
Nominees for Class II Director
With Terms Expiring in 2013
Lynn Crump-Caine Atlanta, GA Director since 2007 Independent Compensation Committee (Chair) Nominating and Corporate Governance Committee
Ms. Crump-Caine, 53, has served as Chief Executive Officer of OutsideIn Consulting, an organizational performance and strategy development consulting firm, since 2004; Executive Vice President of Worldwide Operations of McDonald’s Corporation from 2001 to 2004; and Executive Vice President of U.S. Restaurant Operations and Systems of McDonald’s from 1999 to 2001.

Ms. Crump-Caine brings to Krispy Kreme extensive experience in the quick-service restaurant industry through her long employment and executive tenure at McDonald’s. As Executive Vice President of Worldwide Operations of McDonald’s, Ms. Crump-Caine directed global operations departments responsible for standards and consistency of operations for restaurants around the world. Her tenure at McDonald’s also included experience with, and responsibility for, global supply chain, restaurant training, real estate development and innovation, worldwide. This experience provides the Krispy Kreme Board with valuable perspective regarding other quick-service restaurant operations, internationally and domestically, and the relevant risks, challenges and opportunities facing Krispy Kreme and the industry as a whole.

Other Directorships: Director and Chairperson of Advocate Healthcare System, the largest healthcare provider in the State of Illinois with over 200 sites of care, since 2003; Director of G&K Services, a market leader in branded-identity apparel programs and facility services, since 2008.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Nominees
Nominees for Class II Director
With Terms Expiring in 2013
Robert S. McCoy, Jr. Ponte Vedra Beach, FL Director since 2003 Lead Independent Director since 2008 Audit Committee (Chair)
Robert S. McCoy, Jr., 71, retired in 2003 as Vice Chairman of Wachovia Corporation after spending two years co-managing the integration of Wachovia and First Union Corporation subsequent to their 2001 merger. From 1992 to 2001, he served as Vice Chairman and Chief Financial Officer of Wachovia Corporation; and from 1984 to 1992, he served as President and Chief Financial Officer of South Carolina National Corporation, which was acquired by Wachovia in 1992. Prior to that time, he had a 23-year career at Price Waterhouse, including as a partner from 1974 to 1984. Since retiring in 2003, Mr. McCoy has chaired the Audit Committee of two public companies, including Krispy Kreme.

Mr. McCoy brings to Krispy Kreme extensive leadership, risk-management, and financial experience gained in his 42-year business career, which included roles as an accountant and as the chief financial officer of two public bank holding companies. His experience in the financial services industry and roles involving integration, risk-management, finance, accounting matters, and preparation of financial statements serve as the basis for Mr. McCoy’s contributions to Krispy Kreme. Mr. McCoy’s financial and accounting expertise is invaluable in his roles on the Board and as Chairman of Krispy Kreme’s Audit Committee. Mr. McCoy qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of MedCath Corporation, a cardiovascular services company, since 2003; and director of Web.com Group, Inc., a provider of website building tools, internet marketing and lead generation solutions, since 2007.

About the Continuing Directors

     Set forth below is information regarding the continuing directors who are not nominees for election at this Annual Meeting as their current terms have not expired. Mr. Lynn, Mr. Sutton and Ms. Thomas are Class III directors, whose terms will expire in 2011, and Messrs. Morgan, Schindler and West are Class I directors, whose terms will expire in 2012.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Continuing Directors
C. Stephen Lynn Nashville, TN Director since 2007 Independent Compensation Committee Nominating and Corporate Governance Committee
Mr. Lynn, 62, has served as Chief Executive Officer and Chairman of Back Yard Burgers, Inc., since 2005 and 2009, respectively, a quick service restaurant chain privately held by BBAC, LLC, an investment partnership of which Mr. Lynn is Chief Executive Officer and a Director; Chairman of Cummings Incorporated, a fully integrated provider of branding services to national and regional accounts, of which he is majority owner, since 1999; Chairman and Chief Executive Officer of Shoney’s, Inc. from 1995 to 1998; and Chairman and Chief Executive Officer of Sonic Corporation from 1983 to 1995. Mr. Lynn began his franchising experience as Director of the Distribution Division at Kentucky Fried Chicken Corporation from 1973 to 1978.

Mr. Lynn brings strong leadership, franchising, strategic-planning, and business-development skills to the Krispy Kreme Board through his vast experience in the quick-service and casual/family-dining restaurant industries. His executive positions at Sonic, Shoney’s, and Back Yard Burgers provide franchising, business-development, and risk-assessment and management skills that are directly applicable to Krispy Kreme’s business. For example, Mr. Lynn’s experience during the turnaround phase of Sonic is especially valuable to Krispy Kreme as it works through various challenges and issues while revitalizing the Company. Mr. Lynn has been recognized as an authority in franchising and was the 1993 Chairman of the International Franchise Association (IFA), a membership organization of franchisors, franchisees, and suppliers, and was inducted into the IFA’s Hall of Fame in 1997. Mr. Lynn’s experience as a leader in the international franchising community is valuable to Krispy Kreme’s domestic and international franchising and growth strategies. Mr. Lynn is active in, and brings experience from, many community and civic organizations through his service on the Board of Directors of Tennessee Tech University Foundation, The National Cowboy and Western Heritage Museum and The Country Music Hall of Fame.

Other Directorships: Chairman of Cummings Incorporated since 1999 and Chairman of Back Yard Burgers, Inc. since 2005.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Continuing Directors
James H. Morgan Winston-Salem, NC Director since 2000 Chairman since 2005 Not Independent
Mr. Morgan, 62, has served as Chairman of the Board of Krispy Kreme since 2005; President and Chief Executive Officer of Krispy Kreme since 2008; Vice Chairman of the Board of Krispy Kreme from 2004 to 2005; Chairman of Covenant Capital, LLC, an investment management firm from 2001 to 2008; Chairman and Chief Executive Officer of Wachovia Securities, Inc. from April to December 1999; and employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer, and led the transition during the merger of Interstate/Johnson Lane and Wachovia Corporation in 1999.

With almost ten years service on the Board, Mr. Morgan brings deep institutional knowledge and perspective regarding Krispy Kreme’s strengths, challenges and opportunities. He also brings extensive public company and financial services industry experience to Krispy Kreme’s Board. As Chairman and Chief Executive Officer of Wachovia Securities and Interstate/Johnson Lane, he was indirectly responsible for major financial functions as well as ultimately responsible for enterprise risk management. These prior leadership and oversight responsibilities are of great value to the Krispy Kreme Board. In addition, his leadership in successfully turning around Interstate/Johnson Lane is especially valuable to Krispy Kreme as it strives to revitalize its business, improve performance, and successfully implement its operational plans. Mr. Morgan’s lifelong commitment to youth and education through his involvement with numerous civic and charitable organizations provides him with not only community involvement expertise, but also additional leadership experience. Mr. Morgan’s civic activities include his roles as Trustee of YMCA of Greater Charlotte, Director of Youth Commission International, past President of the Vanderbilt University Alumni Association, and past member of the Vanderbilt University Board of Trust.

Other Directorships: Director of Coca-Cola Bottling Co. Consolidated, the nation’s second largest Coca-Cola bottler, since 2008.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Continuing Directors
Andrew J. Schindler Winston-Salem, NC Director since 2006 Independent Audit Committee
Mr. Schindler, 65, served as Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings, Inc. and Executive Chairman of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of British American Tobacco PLC. In over 30 years with Reynolds, Mr. Schindler held various senior management positions, including Vice President of Personnel, Executive Vice President of Operations and Chief Operating Officer of R.J. Reynolds Tobacco Company and Director of Manufacturing for Nabisco Foods. Mr. Schindler retired from his executive position at Reynolds American Inc. in January 2005.

Through his experience as the Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings, which included the negotiation of the merger of R.J. Reynolds and British American Tobacco, Mr. Schindler brings to the Krispy Kreme Board strong leadership, risk-management, marketing, operations, strategic-change, and personnel-development skills. Mr. Schindler qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Hanesbrands Inc., a global consumer goods company, since 2006; and director of ConAgra Inc., a leading packaged food company, since 2007. Mr. Schindler also served on the Board of Directors of Arvin Meritor, Inc., a global automotive supply company, from 2004 to 2008; Reynolds American Inc. from 2004 to 2005; and Pike Electric Corporation, an energy solutions company, from 2006 to 2007.

Michael H. Sutton Williamsburg, VA Director since 2004 Independent Audit Committee
Mr. Sutton, 69, has served as an independent consultant on accounting and auditing regulation issues since 1999. He served as Chief Accountant at the United States Securities and Exchange Commission from 1995 to 1998, with responsibility for formulating SEC policy on financial accounting and reporting by public companies. Prior to that position, Mr. Sutton was a senior partner and National Director, Accounting and Auditing Professional Practice, of Deloitte & Touche LLP.

Mr. Sutton’s extensive experience in public accounting, financial reporting, and risk-management, and as Chief Accountant at the SEC, makes him uniquely qualified to contribute greatly to the Company’s financial reporting and disclosure processes and its compliance with legal and regulatory requirements. Mr. Sutton qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Allegheny Energy, Inc., a public utility holding company, since 2004. Mr. Sutton also served on the Board of Directors of American International Group, Inc., an insurance and financial services company, from 2005 to 2009.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Continuing Directors
Lizanne Thomas Atlanta, GA Director since 2004 Independent Compensation Committee Nominating and Corporate Governance Committee (Chair)
Ms. Thomas, 52, serves as the Partner-in-Charge of the Atlanta office of Jones Day, and has been practicing corporate law since 1982. She heads Jones Day’s global corporate governance team. Ms. Thomas regularly advises clients with respect to public and private mergers and acquisitions, corporate finance, corporate and securities compliance, disclosure and fiduciary issues, and executive compensation.

Ms. Thomas’ background as a legal adviser to public companies for over 28 years provides the Krispy Kreme Board with extensive securities regulation, corporate governance, and risk-management experience. Her experience in advising companies in the food industry and managing the Atlanta office of Jones Day, a multi-million dollar operation, gives her valuable insights into Krispy Kreme’s challenges, opportunities, and operations. Ms. Thomas has taught corporate governance in lectures and panel presentations for leading business organizations, companies, and universities throughout the world, which experience makes her uniquely qualified to Chair the Board’s Nominating and Corporate Governance Committee. Ms. Thomas also provides governance and community-service skills and experience gained through her service as Trustee of Furman University, a member of the Board of Trustees of the Georgia Research Alliance, and a member of the Executive Committee of the Board of Directors of the Metro Atlanta Chamber of Commerce.

Other Directorships: None.

Togo D. West, Jr. Washington, DC Director since 2000 Independent Compensation Committee Nominating and Corporate Governance Committee
Mr. West, 67, serves as Chairman of the Board of Trustees of Noblis, Inc., a nonprofit science, engineering, and technology company; serves as Chairman of TLI Leadership Group, a firm that provides strategic advice on national security and health policy issues; served as President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution, from 2004 to 2006; served as an attorney with the law firm of Covington & Burling in Washington, D.C., including as of counsel to the firm from 2000 to 2004; served as a partner with the law firm of Patterson, Belknap, Webb & Tyler LLP from 1981 to 1990; served as Senior Vice President for Government Relations of the Northrop Corporation, an aerospace and defense systems company, from 1990 to 1993; served as Secretary of Veterans Affairs and a member of President Clinton’s Cabinet from 1998 to 2000; and served as Secretary of the Army from 1993 to 1998. Mr. West has been General Counsel of the Department of Defense, General Counsel of the Department of the Navy, and has served with the U.S. Department of Justice.

With a career in government service, business, and the law, Mr. West brings to the Krispy Kreme Board strong leadership, risk-management, oversight, and governance skills. As Secretary of the Army, Mr. West had statutory responsibility for all matters relating to the United States Army: personnel, reserve affairs, installations, environmental issues, weapons systems and equipment acquisition, communications and financial management, including an annual budget of approximately $60 billion and a work force of approximately one million. As Secretary of Veterans Affairs, Mr. West was responsible for the operation of nationwide programs for healthcare, financial assistance, and burial benefits, with an annual budget of $48 billion and approximately 200,000 employees. Mr. West’s leadership, financial, and management experiences are beneficial to Krispy Kreme as it continues to expand as a domestic and international organization, with resources, personnel, suppliers, and franchisees spread worldwide. With almost ten years service to the Board, Mr. West brings deep institutional knowledge and perspective regarding Krispy Kreme’s strengths, challenges, and opportunities. In addition, Mr. West has extensive community relations experience as a result of his service with George Washington’s Mount Vernon, Boy Scouts of America, The Atlantic Council, World Affairs Council, and Greater Washington Board of Trade.

Other Directorships: Director of AbitibiBowater Inc., a paper products company, since 2002; director of Bristol-Myers Squibb Company, a global biopharmaceutical company, since 2008; and director of FuelCell Energy, Inc., a manufacturer of high-efficiency power plants, since 2008.

Determination of Independence

     Under our Corporate Governance Guidelines, which are available on our website at http://www.krispykreme.com/corpgovernance.pdf, a substantial majority of our directors must meet the criteria for “independent” directors set forth in the listing standards of the NYSE. In reaching a determination that a director’s or nominee’s relationship with the Company is not material, and such director or nominee is therefore independent, the Board of Directors has determined that such director or nominee, in addition to satisfying other requirements of the NYSE listing standards relating to independent directors set forth in Section 303A.02 of the NYSE Listed Company Manual, has no direct or indirect material relationship with the Company. In order to assist the Board of Directors in making this determination, the Board of Directors has adopted the following standards, as part of the Company’s Corporate Governance Guidelines, which identify relationships that a director may have with the Company that will not be considered material:
  If a director is an executive officer of another company which does business with Krispy Kreme and the annual revenues derived from that business are less than 1% of either company’s total revenues for the last fiscal year.

  If a director is a director, officer or trustee of a charitable organization and Krispy Kreme’s annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts during the last fiscal year of such organization.

  If a director is a partner of or of counsel to a law firm that performs legal services for Krispy Kreme and payments made by Krispy Kreme to the firm during a fiscal year are not for legal services performed by the director or his immediate family and do not exceed 1% of the firm’s gross revenues for the last fiscal year.
     After duly considering such information, including Krispy Kreme’s use of a store exterior design and remodeling company of which Mr. Lynn is the Chairman and an owner, as discussed below under “Transactions With Related Persons,” the Board of Directors has determined that each of our current directors and nominees for directors, other than Mr. Morgan, has no disqualifying material relationship with Krispy Kreme and is an “independent” director under the listing standards of the NYSE. Except as previously described, no other transactions, relationships, or arrangements were considered by the Board in determining that each of the foregoing directors is independent.

Board and Committee Information

Board of Directors

     The Board of Directors manages the business and affairs of Krispy Kreme in accordance with North Carolina law. In doing so, directors must exercise their business judgment in good faith in a manner consistent with their duty of loyalty and act in what they reasonably believe to be the best interests of Krispy Kreme.

     During Krispy Kreme’s fiscal year ended January 31, 2010, the Board of Directors held seven meetings. During fiscal 2010, all of our current directors attended at least 75% of all meetings (including committee meetings) applicable to such director.

Board Committees

     The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee to which it has assigned certain responsibilities in connection with the management of Krispy Kreme’s affairs. The Board of Directors designates the members of these committees. The Board of Directors has adopted written charters for each of these committees setting forth the roles and responsibilities of each committee. Our Audit Committee Charter is available on our website at http://www.krispykreme.com/audit_charter.pdf, our Compensation Committee Charter is available on our website at http://www.krispykreme.com/comp_charter.pdf and our Nominating and Corporate Governance Committee Charter is available on our website at http://www.krispykreme.com/gov_charter.pdf. From October 2004 to February 2010, the Board of Directors maintained a Special Committee, which was dissolved effective February 24, 2010. See “Election of Directors — Board and Committee Information — Special Committee.”

Audit Committee. The purposes for which the Audit Committee was established include assisting the monitoring by the Board of Directors of the integrity of our financial statements, compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, and provides an avenue of communication among the Company’s independent registered public accounting firm, management, the internal audit department, and the Board. As part of its responsibilities, the Audit Committee annually appoints Krispy Kreme’s independent registered public accounting firm, oversees its work, and approves all fees and other compensation paid to it. Robert S. McCoy, Jr., Chair, Andrew J. Schindler, and Michael H. Sutton are the current members of the Audit Committee. The Board of Directors has determined that each Audit Committee member is “independent” under the listing standards of the NYSE and the current rules of the SEC, and financially literate within the meaning of the listing standards of the NYSE, and that each of Mr. McCoy, Mr. Schindler, and Mr. Sutton is an “audit committee financial expert” under the current rules of the SEC. The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held eight meetings during fiscal 2010. See “Report of the Audit Committee for Fiscal Year 2010.”

Compensation Committee. The responsibilities of the Compensation Committee include overseeing the evaluation of executive officers of the Company, determining the compensation of executive officers of the Company, and, in consultation with the other non-management directors of the Board, reviewing and approving goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer in light of those goals and objectives, and determining the compensation of the Chief Executive Officer. The Compensation Committee determines awards to all executive officers of stock options, restricted stock (including restricted stock units), and other awards pursuant to any of our stock option or stock-related plans in effect from time to time. In addition, the Compensation Committee administers our incentive-compensation plans and equity-based plans and makes recommendations to the Board of Directors with respect to actions that are subject to approval of the Board of Directors regarding such plans. The Compensation Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of directors. The Compensation Committee may form and delegate authority to sub-committees when appropriate. Lynn Crump-Caine, Chair, C. Stephen Lynn, Lizanne Thomas, and Togo D. West, Jr. are the current members of the Compensation Committee. The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE, meets the requirements of a “non-employee director” under Rule 16b-3 under the Exchange Act and meets the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee held six meetings during fiscal 2010. See “Executive Compensation — Compensation Committee Report.”

Nominating and Corporate Governance Committee. The responsibilities of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors, recommending to the Board of Directors the director nominees for the next annual meeting of shareholders and filling vacancies or newly created directorships that may occur between annual meetings of shareholders, overseeing the evaluation of the Board of Directors and its committees, and developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to Krispy Kreme. Lizanne Thomas, Chair, Charles A. Blixt, Lynn Crump-Caine, C. Stephen Lynn, and Togo D. West, Jr. are the current members of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE. The Nominating and Corporate Governance Committee held four meetings during fiscal 2010.

Special Committee. In October 2004, the Board of Directors formed a special committee (the “Special Committee”) of newly appointed independent directors, consisting of and co-chaired by Michael H. Sutton and Lizanne Thomas, to conduct an independent review and investigation of any and all issues raised by, among other things, investigations commenced by the SEC and the United States Attorney’s Office for the Southern District of New York related principally to the Company’s financial reporting and the adequacy of its public disclosures, and shareholder demands and shareholder derivative actions. On August 10, 2005, the Special Committee presented its report to the Board, and a summary of the report was disclosed on Form 8-K. With one exception, the derivative actions were resolved in October 2006 and the SEC investigation was resolved in February 2009 without monetary penalties or other sanctions against the Company. The final derivative claim against former chairman and chief executive officer Scott Livengood was resolved in February 2010. These matters are more fully described in the 2010 Form 10-K. The Company has had no substantive contact with the United States Attorney’s Office for over two years and does not anticipate any further contact concerning its investigation. In light of the conclusion of all investigations and litigation, the Special Committee was disbanded effective February 24, 2010, the date the derivative claim against Mr. Livengood was resolved.

Chairman of the Board, Chief Executive Officer, and Lead Independent Director

     The Board of Directors is led by the Chairman. Krispy Kreme’s bylaws provide that the Chairman will be appointed by the Board to preside at all meetings of the Board of Directors and shareholders and perform such other duties and have such other powers as the Board of Directors may prescribe. Krispy Kreme’s bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. The Board selects its Chairman and the Company’s Chief Executive Officer in the manner it considers to be in the best interest of the Company. In accordance with Krispy Kreme’s Corporate Governance Guidelines, the Board considers from time to time whether it is in the best interest of the Company to have the same person occupy the offices of Chairman and Chief Executive Officer, using its business judgment after considering relevant circumstances. Krispy Kreme’s Corporate Governance Guidelines provide that in compliance with the applicable rules of the NYSE, the Company will appoint a Lead Independent Director, who will preside over each session of the non-management directors. The Lead Independent Director also assists the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of Krispy Kreme. The Board believes that the Lead Independent Director serves an important corporate governance function by providing separate leadership for the non-management directors.

     James H. Morgan, Chief Executive Officer of Krispy Kreme, has served as Chairman of the Board since 2005, and Robert S. McCoy, Jr. has served as Lead Independent Director since 2008. The Board believes that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of Krispy Kreme and its shareholders at this time. Specifically, combining the Chairman and Chief Executive Officer roles provides the following advantages to Krispy Kreme: (1) the Chief Executive Officer is the director most familiar with Krispy Kreme’s business operations and is therefore in the best position to lead discussions on matters of importance to the Company; (2) combining the Chairman and Chief Executive Officer positions promotes communications between management and the Board; and (3) the combined roles of Chairman and Chief Executive Officer increase the effectiveness and efficiency of the Board without undermining its independence and ability to be effective with respect to its risk management and oversight responsibilities, both of which are supported by the role of the Lead Independent Director.

Non-Management Directors

     Pursuant to Krispy Kreme’s Corporate Governance Guidelines, our non-management directors meet in executive sessions at each regularly scheduled meeting of the Board of Directors without any members of management being present. Robert S. McCoy, Jr., Lead Independent Director, presides at these meetings of our non-management directors.

Director Attendance at Annual Shareholders’ Meeting

     Krispy Kreme’s Corporate Governance Guidelines provide that directors are expected to attend the Annual Meetings of Shareholders. All of our directors attended our 2009 Annual Meeting of Shareholders held on June 16, 2009.

Communications with Directors

     Shareholders and other interested parties may contact any of the Company’s directors, a committee of the Board of Directors, or the Company’s non-management directors or the Board of Directors generally, by writing to them in care of Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. Correspondence will be forwarded as directed by the writer. The Company may first review, sort and summarize such communications. Solicitations, junk mail, and frivolous or inappropriate communications will not be forwarded.

     All concerns related to accounting, internal accounting controls or audit matters should be directed in writing to the Chair of the Audit Committee in care of Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. These concerns will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Risk Management

     The Board is responsible for overseeing compliance with laws and regulations as well as overseeing and evaluating management’s risk management activities. The members of the Board bring to Krispy Kreme significant risk-assessment and risk-management experience, and the Board takes an active oversight role – as a whole and also at the committee level. The Board regularly reviews information regarding the Company’s credit, liquidity, operations, reputation and business strategy, as well as the associated risks. The Audit Committee oversees the manner in which management assesses, monitors, and manages its risk exposure and the adequacy of the Company’s risk management activities. The Compensation Committee is responsible for overseeing the management of risks related to the Company’s executive compensation policies and practices. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Importantly, as discussed above, the Board considers its responsibilities, including those with respect to risk management, when reviewing the combined role of Chairman and Chief Executive Officer and selecting the Lead Independent Director.

Director Nominations

Nominations Process

     The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors nominees for election as directors by our shareholders, as well as candidates to fill any vacancies on the Board of Directors that may occur. The Nominating and Corporate Governance Committee is also responsible for considering any nominees for director properly submitted by shareholders in accordance with the procedures set forth in Krispy Kreme’s bylaws.

Identifying and Evaluating Nominees for Directors

     The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, shareholders, director search firms or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described below, the Nominating and Corporate Governance Committee considers properly submitted shareholder nominations of candidates for the Board of Directors. See “Shareholder Nominations” below. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described below. The Nominating and Corporate Governance Committee is responsible for interviewing prospective candidates, keeping the Board informed during the selection process, and approving and recommending final candidates to the Board.

Director Qualifications

     Our Corporate Governance Guidelines establish certain qualifications to be considered by the Nominating and Corporate Governance Committee in selecting nominees for director. Our full Board of Directors approves nominees for director. Under our Corporate Governance Guidelines, consideration is given to each individual director’s personal qualities and abilities, the collective skills and aptitudes of all of the directors, taking into account the responsibilities of the Board of Directors, and qualifications imposed by law and regulation. In addition, directors should be persons who have achieved prominence in their respective fields and who have experience at a strategy/policy setting level or who have high-level managerial experience in a relatively complex organization or who are accustomed to dealing with complex problems. Directors should possess integrity, independence, energy, forthrightness, analytical skills, and commitment to devote the necessary time and attention to the Company’s affairs. In accordance with our Corporate Governance Guidelines, directors cannot serve on more than three other boards of directors of public companies, nor more than two other audit committees of boards of directors of public companies. The Nominating and Corporate Governance Committee works with the Board of Directors to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience. In evaluating the suitability of individual Directors, the Nominating and Corporate Governance Committee believes the Board should reflect a variety of opinions, perspectives, personal and professional experiences, and backgrounds, such as geographic, age, gender, race, and ethnicity differences, as well as other differentiating characteristics. In addition, each Director should contribute positively to the existing chemistry and collaborative culture among Board members. Each member of the Board should contribute to the overall Board composition, with the goal of creating a Board that can work collaboratively to guide the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience. Directors should be willing to challenge and stimulate management and must be able to work as part of a team in an environment of trust. Directors shall be committed to representing the interests of all shareholders and not to advancing the interests of special interest groups or constituencies of shareholders. The Nominating and Corporate Governance Committee of the Board of Directors shall be responsible for reviewing the qualifications of directors and may, from time to time, establish additional qualifications for directors as it deems appropriate.

Shareholder Nominations

     Our Nominating and Corporate Governance Committee will consider director candidates properly nominated by a Krispy Kreme shareholder entitled to vote on such election in accordance with the procedures set forth in Krispy Kreme’s bylaws. These procedures generally require that shareholders deliver nominations by written notice to the Secretary at our principal executive office setting forth certain prescribed information about the nominee and the nominating shareholder. These procedures also generally require that the nomination notice be submitted not less than 90 days nor more than 120 days prior to the first anniversary date of the Annual Meeting of Shareholders for the preceding year. You may contact the Krispy Kreme Secretary at our principal executive office for a copy of the relevant provisions of our bylaws regarding the requirements for shareholder nomination of director candidates. In evaluating such shareholder nominations, the Nominating and Corporate Governance Committee will take into consideration the director qualifications set forth in “Director Qualifications” above. Krispy Kreme’s bylaws provide that only persons who are nominated in accordance with the procedures set forth in our bylaws are eligible for election as directors at the Annual Meeting of Shareholders.

Codes of Ethics

     Krispy Kreme has adopted codes of business conduct and ethics applicable to its directors, officers, and other employees, which are available on our website. Our Code of Business Conduct and Ethics is available at http://www.krispykreme.com/code_of_ethics.pdf and our Code of Ethics for Chief Executive and Senior Financial Officers is available at http://www.krispykreme.com/officers_ethics.pdf. Any amendment (other than any technical, administrative or other non-substantive amendment) to or waiver of a provision of these codes of ethics that applies to any Krispy Kreme director or executive officer will also be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

     The current members of the Compensation Committee are Lynn Crump-Caine, Chair, C. Stephen Lynn, Lizanne Thomas, and Togo D. West, Jr. None of the members of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries. None of our current executive officers serves as a director of another entity that has an executive officer who serves on our Board.

Executive Officers

     Set forth below is information regarding the executive officers who are not serving or nominated as directors:

Name	Information About the Executive Officers
Douglas R. Muir
Mr. Muir, 56, has served as Executive Vice President and Chief Financial Officer since June 2007. He joined Krispy Kreme as Chief Accounting Officer in June 2005. Mr. Muir had been a consultant to the Company since December 2004. From 1993 to 2004, he held various senior financial management positions with Oakwood Homes Corporation, including Executive Vice President and Chief Financial Officer. On November 15, 2002, Oakwood Homes Corporation filed for protection under Chapter 11 of Title 11 of the Internal Revenue Code. Prior to joining Oakwood Homes, Mr. Muir had a 17-year career at Price Waterhouse, including as an audit partner from 1988 to 1993. Mr. Muir is a certified public accountant.

Jeffrey B. Welch
Mr. Welch, 56, is Senior Vice President and President — International, a role which he has served since August 2008. He served as Senior Vice President and General Manager of Global Franchise Operations and Development from August 2007 to August 2008. He joined the Company as Senior Vice President of Development in April 2004. Prior to that, he was Vice President of International Real Estate with The Home Depot, Inc. from September 1999 to April 2004. From 1991 to 1999, Mr. Welch held various positions with Yum! Brands, Inc., the last being Vice President of Franchising and Business Development for Europe, Africa, and the Middle East.

Name	Information About the Executive Officers
Steven A. Lineberger
Mr. Lineberger, 52, is Senior Vice President and President — U.S. Stores, a role which he has served since August 2008. He served as Senior Vice President and General Manager of U.S. Company Operations from August 2007 to August 2008. He served as Senior Vice President of Strategic Growth Initiatives from February to August 2007. Mr. Lineberger joined Krispy Kreme as Vice President of Brand Development in August 2006. Prior to joining Krispy Kreme, he was Chief Operating Officer of First Presbyterian Church in Winston-Salem, North Carolina from June 1999 to May 2006. Prior to that, he was a senior executive at Sara Lee Corporation, where he worked for 17 years in various marketing and general executive management roles, leading highly integrated manufacturing and supply chain operations across numerous facilities and multiple countries, including as President and CEO of Sara Lee Casualwear and Footwear from 1994 to 1999.

Kenneth J. Hudson
Mr. Hudson, 59, has served as Senior Vice President of Human Resources and Organizational Development since February 2005. He joined Krispy Kreme in October 2003 as Vice President of Human Resources. From January 2000 to August 2003, Mr. Hudson was Vice President of Human Resources at Lexington Home Brands. Prior to joining Lexington Home Brands, he had general management experience in operations and human resources in various public and privately-held companies, including Delta Airlines, Thomas Built Busses, Blessings Corporation, and General Electric Company. Through these different company assignments, Mr. Hudson developed expertise in new business start-up in Europe and the United States, and domestic and international mergers and acquisitions.

M. Bradley Wall
Mr. Wall, 38, is Senior Vice President of Supply Chain and Off-Premises Operations, a role which he has served since April 2008. He served as Senior Vice President of Supply Chain from February 2007 to April 2008. Prior to that, Mr. Wall served as our Vice President of Manufacturing Operations from July 2005 to February 2007, Vice President of Beverage Operations from February 2004 to July 2005 and Vice President of Business Development from February 2003 to February 2004. Prior to that, he held various management positions in our Business Development Department and Financial Planning and Analysis Department. Mr. Wall joined Krispy Kreme in July 1995 as a systems analyst.

Darryl R. Marsch
Mr. Marsch, 44, has served as Senior Vice President and General Counsel since September 2008. Mr. Marsch joined Krispy Kreme in May 2007 as Vice President and Associate General Counsel. Prior to that, Mr. Marsch was Senior Counsel for R.J. Reynolds Tobacco Company from November 1998 to May 2007. From September 1991 to October 1998, Mr. Marsch was an associate at the law firm of Jones Day in Washington, D.C.

Cynthia A. Bay
Ms. Bay, 52, has served as Senior Vice President of Company Store Operations since July 2008. From 2006 to 2008, Ms. Bay was an independent consultant focused on operations, training, and development. Formerly, she held various management positions within McDonald’s Corporation from 1981 to 2006, where she gained extensive leadership experience in multi-unit operations, training, and franchising. Most recently, Ms. Bay was Vice President of Operations, Training, and Franchising at McDonald’s Corporation from 2003 to 2006.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Item Number 2 on the Proxy Card)

     The Audit Committee appointed PricewaterhouseCoopers LLP as Krispy Kreme’s independent registered public accounting firm to audit Krispy Kreme’s financial statements for its fiscal year ending January 30, 2011. PricewaterhouseCoopers LLP has served as independent registered public accounting firm to Krispy Kreme since 1992. While ratification by the shareholders of this appointment is not required by law or by our articles of incorporation or bylaws, our management believes that such ratification is desirable. If shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as Krispy Kreme’s independent registered public accounting firm for fiscal 2011, the Audit Committee will take the action of the shareholders into account in selecting an independent registered public accounting firm for fiscal 2012. The Board of Directors recommends a vote “FOR” ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm to Krispy Kreme for fiscal 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

     Krispy Kreme’s practice is to compensate its executive management in a manner that promotes both the long and short-term strategic and financial objectives of the Company. In keeping with Krispy Kreme’s pay-for-performance philosophy, the executive compensation program is designed to:
  Focus on measurable, performance-based criteria that will drive sustainable growth;

  Integrate actionable strategic and operational goals that are within the control of management; and

  Align the interests of our executive officers with the interests of our shareholders.
     The Compensation Committee annually reviews the compensation arrangements of the Named Executive Officers and the directors. The Compensation Committee is responsible for approving each element of compensation paid to the Company’s Named Executive Officers, including setting the corporate goals and objectives relevant to the compensation of each Named Executive Officer. In making these decisions, the Compensation Committee uses a number of resources and tools, including a peer group analysis and the engagement of an independent compensation consultant as described below. Based on this review, we believe that the total direct compensation (i.e., base salary, annual cash incentives, and long-term equity incentive awards) for each of our Named Executive Officers appropriately reflected our fiscal 2010 operating results, as described in Management’s Discussion and Analysis of Financial Condition and Results of Operations included within our 2010 Form 10-K filed with the SEC on April 15, 2010, and that the elements of our executive compensation program are competitive with those offered by companies with which we compete for talent.

Compensation Philosophy

     Our compensation policy emanates from our philosophy that compensation should reward employees, including our Named Executive Officers, for achievements which support the mission and strategic objectives of Krispy Kreme. This, in turn, will allow us to attract and retain well-qualified employees, including Named Executive Officers.

     Our compensation program for executive officers, which include our Named Executive Officers, is designed around three primary components. The Company considers pay holistically, and there is no specific pre-established weighting given to any particular component.

Compensation Element	What the Element Rewards	Purpose and Key Features
Base Salary	Individual performance, level of experience, expected future performance and contributions to Krispy Kreme.	Provides competitive level of fixed compensation determined by the market value of the position, with actual salaries determined based on the facts and circumstances of each executive officer and each individual situation.

Annual Cash Incentive	Achievement of specified financial and operational performance targets (Consolidated EBITDA in Fiscal 2010).
Based on the annual performance of Krispy Kreme; provides at-risk variable pay for short-term performance.

Performance levels (threshold, target, maximum) are established to incentivize our executive officers to achieve or exceed annual financial and/or operational goals.

Long-Term Equity Incentive Awards
Attainment of longer-term goals related to “Sustainable Growth” (one of our corporate goals).

Stock options only have value if Krispy Kreme’s stock price increases relative to the stock price on the date of the award.

Vesting requirements promote retention of highly valued executive officers, including the Named Executive Officers.

Provides at-risk variable pay opportunity for long-term performance; focuses executive officers on the creation of shareholder value.

Equity incentive awards are generally subject to vesting contingent on continued service.

Individual equity incentive awards are intended to tie the interests of executive officers, including Named Executive Officers, directly to the interest of our shareholders.

     Our objective is to link executive compensation to our long-term economic performance and to align the interests of our executive officers with the interests of our shareholders. Total direct compensation is comprised of a blend of the three primary components of compensation in an effort to achieve these policies and objectives. In practice, we have targeted total direct compensation for each of our Named Executive Officers to be at or around the median total compensation for similar executive officers of the peer group of companies described below under “Determining Executive Compensation — Peer Group Review.” As part of the overall compensation package, we also provide our Named Executive Officers with employee benefits consistent with those offered to all employees.

Determining Executive Compensation

Peer Group Review

     Among the factors that the Compensation Committee considers in determining executive compensation are the compensation policies and practices of companies with which we compete for talent. In fiscal 2010, the Compensation Committee’s compensation consultant, Frederic W. Cook & Co. (“Frederic Cook”), assisted the Compensation Committee in reviewing and reconstituting its peer group of companies in order to more closely reflect the revenue size of Krispy Kreme and the food service and manufacturing aspects of Krispy Kreme’s business model. The Company’s peer group is a competitive peer group of publicly-traded U.S.-based companies of generally similar revenue size that compete with us in the food service and manufacturing aspects of Krispy Kreme’s business model and operate with similar metrics, markets, and challenges (the “Peer Group”). For this fiscal 2010 peer group review, the Compensation Committee also worked with Wells Fargo Securities to help identify suitable peer companies. As with the Company’s previous peer group, Frederic Cook periodically analyzes the total compensation opportunities being offered by those companies, the compensation vehicles being used by them to deliver compensation and their administrative policies and practices. In addition, Frederic Cook quantifies the aggregate share usage of these companies in connection with their long-term equity grant programs and looks at this information both on a share dilution basis as well as a value basis.

     The Peer Group review conducted in fiscal 2010 resulted in the designation by the Compensation Committee of the following 23 companies as the Peer Group:

	Revenue ($M)
	(Most Recently Completed
Company	Fiscal Year at Time of Review)	Industry
AFC Enterprises, Inc.	$167	Restaurants

American Italian Pasta Company	$569	Packaged Foods & Meats

B&G Foods, Inc.	$487	Packaged Foods & Meats

Benihana Inc.	$306	Restaurants

BJ’s Restaurants, Inc.	$374	Restaurants

Buffalo Wild Wings, Inc.	$422	Restaurants

California Pizza Kitchen, Inc.	$677	Restaurants

Caribou Coffee Company, Inc.	$254	Restaurants

Carrols Corporation	$816	Restaurants

Einstein Noah Restaurant Group, Inc.	$413	Restaurants

Farmer Bros. Co.	$266	Packaged Foods & Meats

J&J Snack Foods Corp.	$629	Packaged Foods & Meats

Jamba, Inc.	$343	Restaurants

Luby’s, Inc.	$318	Restaurants

McCormick & Schmick’s Seafood Restaurants, Inc.	$391	Restaurants

Morton’s Restaurant Group, Inc.	$354	Restaurants

O’Charley’s Inc.	$931	Restaurants

Peet’s Coffee & Tea, Inc.	$285	Restaurants

Red Robin Gourmet Burgers, Inc.	$869	Restaurants

	Revenue ($M)
	(Most Recently Completed
Company	Fiscal Year at Time of Review)	Industry
Rubio’s Restaurants, Inc.	$179	Restaurants

Ruth’s Hospitality Group, Inc.	$406	Restaurants

Tasty Baking Company	$174	Packaged Foods & Meats

Texas Roadhouse, Inc.	$880	Restaurants

Krispy Kreme	$384	Restaurants

Percentile Rank	48%	--

     The Peer Group will be reviewed periodically by the Compensation Committee in light of the competitive landscape and relative comparability of these companies, and we expect that the composition of the Peer Group will evolve over time. In addition to examining the publicly available information filed by these companies, Frederic Cook also periodically analyzes competitive pay and practices data contained in surveys published by various other compensation consulting organizations. The Compensation Committee does not believe that the changes in the Peer Group had a significant impact on total direct compensation for our executive officers for fiscal 2010.

Compensation Consultant

     The Compensation Committee has engaged Frederic Cook as its independent compensation consultant to provide research, market data, survey information, and design expertise in developing compensation programs for executives and equity programs for eligible employees. In addition, Frederic Cook keeps the Compensation Committee apprised of competitive and regulatory activities related to executive compensation practices. Frederic Cook meets and confers with members of the Compensation Committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and targets, and the markets in which we compete. Frederic Cook then develops guidelines for executive compensation programs which are considered by the Compensation Committee. Frederic Cook does not determine or recommend the exact amount or form of executive compensation for any of the Named Executive Officers.

     Frederic Cook conducted a comprehensive executive compensation review in 2007, which formed the basis for our executive compensation decisions for the last several years, including with respect to compensation paid in fiscal 2010. In this review, Frederic Cook prepared summaries analyzing the compensation of the Company’s executives relative to the compensation levels for executives at our peer companies. In an “off-year” when Frederic Cook is not conducting a comprehensive review, as was the case with respect to compensation decisions relating to fiscal 2010, the Compensation Committee will generally seek advice from Frederic Cook on an as-needed basis. Frederic Cook conducted a comprehensive review in the fourth quarter of fiscal 2010, based on the new Peer Group, which will be used in conjunction with compensation decisions relating to fiscal 2011. Frederic Cook also regularly advises the Compensation Committee on various compensation issues, including those relating to the general employee population.

     The Compensation Committee has a written engagement letter with Frederic Cook. Under the terms of this engagement letter, Frederic Cook typically provides the following services: assessment of overall compensation levels for Named Executive Officers; review of Krispy Kreme’s total executive compensation program and advising the Compensation Committee of programs or practices that might be modified to increase effectiveness; collection of market data and recommendations regarding Named Executive Officer compensation; review of Peer Group and survey data for competitive comparisons and presentation of the relevant pay practices of Peer Group companies; and review of the reasonableness and appropriateness of Krispy Kreme’s overall compensation philosophy relative to actual financial performance and Peer Group and competitive positioning.

     Frederic Cook has served as Krispy Kreme’s regular compensation consultant for approximately 10 years. During that time, Frederic Cook has developed a deep understanding of Krispy Kreme’s values, philosophy, and business practices. Accordingly, the Compensation Committee expects Frederic Cook will continue to advise the Company for the foreseeable future.

Management’s Role in Setting Executive Compensation

     Although the Compensation Committee establishes the Company’s compensation philosophy and makes the final determinations on all compensation paid to our Named Executive Officers, the Chief Executive Officer and the Senior Vice President of Human Resources and Organizational Development make recommendations (often in consultation with Frederic Cook) regarding annual adjustments to the Named Executive Officers’ salaries and incentive award opportunities, as well as the designs of the incentive programs. The Senior Vice President of Human Resources and Organizational Development participates in the recommendation process with respect to himself, but the other Named Executive Officers (including the Chief Executive Officer) do not participate in the recommendation process with respect to themselves.

Elements of Executive Compensation

     After consulting with the Chief Executive Officer and the Senior Vice President of Human Resources and Organizational Development, and taking into consideration Krispy Kreme’s financial performance and operational goals, the Compensation Committee elected to retain the basic compensation structure from fiscal 2009 for fiscal 2010, including the mix of short-term and long-term compensation for the Chief Executive Officer and each of the other Named Executive Officers.

Base Salary

     We pay base salary to attract talented executives and to provide a fixed base of cash compensation. Salaries for executive officers, including the Named Executive Officers, are established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities, and the range of salaries for similar positions at peer companies. Base salaries for Named Executive Officers are targeted to be at or around the median as compared to the Peer Group. However, actual salaries are determined by the Compensation Committee based on the facts and circumstances relevant to each Named Executive Officer and each individual situation, including the breadth, scope, and complexity of the Named Executive Officer’s role, the Named Executive Officer’s current compensation, individual performance, internal pay equity, and affordability.

     Krispy Kreme believes that a significant portion of a Named Executive Officer’s compensation should be variable, based on the performance of the Company. Accordingly, base salary plays a modest role in the overall total compensation of the Named Executive Officers.

     As discussed in more detail below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements,” we have entered into employment agreements with James H. Morgan, Douglas R. Muir, Jeffrey B. Welch, Steven A. Lineberger, Kenneth J. Hudson, and M. Bradley Wall (our Named Executive Officers). Each of these agreements has provisions that set the minimum base salary of the executives, subject to adjustment upward (but not downward) by the Compensation Committee. Under the agreements, if the base salary is adjusted upward, then the increased amount becomes the new base salary amount for all purposes under the agreements. In its review of base salaries for fiscal 2010, the Compensation Committee considered the current macroeconomic environment, the Company’s operating results, the positioning of Krispy Kreme’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s prior peer group of companies, the tenure and performance of the Named Executive Officers, and the recommendations of the Chief Executive Officer on salary increases for the other Named Executive Officers. Based on that review, in July 2009, the Compensation Committee approved base salary increases in an aggregate amount of $28,000 for the Named Executive Officers other than the Chief Executive Officer, effective August 1, 2009. The Compensation Committee decided to increase Mr. Morgan’s base salary in the amount of $15,000, effective August 1, 2009. The current annual base salaries are $665,000, $350,000, $345,000, $325,000, $255,000, and $255,000 for Messrs. Morgan, Muir, Welch, Lineberger, Hudson, and Wall, respectively.

Annual Incentives

     As a component of total compensation, the Compensation Committee chooses to make annual incentive payments to Krispy Kreme’s Named Executive Officers to drive the achievement of key financial and operating results for the Company and to recognize individuals based on their contributions to those results. Annual incentives are only paid when established performance metrics are met, and thus, the amounts payable correspond with Company performance, which has fluctuated in recent years. Krispy Kreme recognizes that short-term results have a meaningful bearing on long-term increases in shareholder value.

     Annual cash incentives for Named Executive Officers are determined under our annual incentive plan. This plan ties the incentive compensation payable to the Named Executive Officers primarily to the attainment of specific, objective performance targets, thereby aligning the interests of management with the interests of our shareholders. These targets, which are selected by the Compensation Committee, are based on performance metrics relevant to our business plans and may include targets based on revenues, EBITDA, cash flow from operations, other company performance metrics and, to reflect the importance of building sustainable growth, other measurements based on progress in achieving our mission and strategic objectives. The targets will not be based, implicitly or explicitly, on meeting or exceeding any earnings guidance, consensus earnings estimates or similar measures. Performance targets are determined on an annual basis and awards are generally payable (in compliance with applicable tax rules regarding deferred compensation) in the first quarter of the fiscal year following the year in which performance is tested.

     The amount of cash incentive awards potentially payable to Named Executive Officers is determined based on (1) a target cash bonus amount that is set as a percentage of an individual officer’s salary and (2) how the Company’s actual operating results compare to the targeted performance measures. In addition, we have historically had a general practice, in an executive’s first year of employment, to guarantee a portion of such executive’s bonus for that first year in order to bolster our recruitment efforts.

     The Compensation Committee has the authority under the annual incentive plan to adjust any goal with respect to the Named Executive Officers. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen. Also, actual payment of any incentive award is pursuant to final approval by, and in the discretion of, the Compensation Committee.

     For fiscal 2009, Messrs. Morgan, Muir, Welch, Lineberger, Hudson, and Wall had a targeted cash bonus amount equal to 70%, 60%, 50%, 50%, 50%, and 50%, respectively, of such officer’s annual base salary (the “Target Cash Bonus Amount”). Percentages for Messrs. Morgan and Muir are as set forth in their employment agreements. To incentivize the other Named Executive Officers, the Compensation Committee increased the percentages from 40% (as provided in their employment agreements) to 50% on September 8, 2008. These targeted cash bonus amounts remained unchanged in fiscal 2010 because the Compensation Committee did not believe that circumstances warranted a change in target compensation levels relative to those established in fiscal 2009. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” below. Each Named Executive Officer is entitled to receive a specified percentage of his Target Cash Bonus Amount based upon the achievement of performance metrics selected by the Compensation Committee. The performance metrics for fiscal 2010, as more fully described below, were the same for each of the Named Executive Officers.

     The Compensation Committee established a single performance metric for fiscal 2010: Consolidated EBITDA. The Compensation Committee believed that Consolidated EBITDA was useful in assessing the ability of the Company to generate cash from its operations, and was therefore an important metric in evaluating the Company’s performance. With respect to Consolidated EBITDA, the Compensation Committee assigned three levels of performance: threshold, target, and maximum. Upon achievement of the threshold, target or maximum level with respect to Consolidated EBITDA, a Named Executive Officer would be eligible to receive 70%, 100%, or 140%, respectively, of his Target Cash Bonus Amount. The Compensation Committee also determined, in setting this metric, that the EBITDA thresholds were before provision for bonus payments, and that if actual results fell between threshold and target or between target and maximum, then the bonus paid would be prorated. In setting the threshold Consolidated EBITDA target for fiscal 2010, the Compensation Committee determined that no cash incentive award payments would be made for fiscal 2010 unless actual Consolidated EBITDA, after provision for bonus payments, increased from the prior fiscal year.

Fiscal 2010 Performance Metric

	Threshold	Target	Maximum	Actual Results
Consolidated EBITDA (before provision for bonus payments)	$25.0 million	$27.6 million	$31.2 million	$34.5 million

     The Consolidated EBITDA metric was derived from our financial statements. The Consolidated EBIDTA metric, for these purposes, is defined the same way as it is defined in our secured credit facilities, which means, generally, consolidated net income or loss, exclusive of unrealized gains and losses on hedging instruments and amount accrued with respect to certain interest rate derivatives, gains or losses on the early extinguishment of debt and provisions for payments on guarantees of franchisee obligations, plus the sum of net interest expense, income taxes, depreciation and amortization, non-cash charges, store closure costs, costs associated with certain litigation and investigations, and extraordinary professional fees; and minus payments, if any, on guarantees of franchisee obligations in excess of $3 million in any rolling four-quarter period and the sum of non-cash credits.

     Based on actual performance in fiscal 2010, the cash incentive awards earned under the annual incentive plan were $651,700, $294,000, $241,500, $227,500, $178,500, and $178,500 for Messrs. Morgan, Muir, Welch, Lineberger, Hudson, and Wall, respectively.

     The Compensation Committee chose Consolidated EBITDA and Revenue as the performance metrics for fiscal 2011, weighted at 80% and 20%, respectively, of a Named Executive Officer’s bonus potential. The Committee believes Consolidated EBITDA is an important metric in assessing the Company’s performance because it is a measure of the Company’s ability to generate cash flow from its operations. The Committee chose Revenue as a performance metric because the Committee believes that growth of the Company’s business is an important element of increasing the Company’s long-term profitability. Consolidated EBITDA has the same definition as that used for the fiscal 2010 performance metric stated above. Revenue is defined as consolidated revenues as reported in the Company’s consolidated financial statements, adjusted to eliminate the effects of refranchising Company stores. The Compensation Committee assigned three levels of performance for Consolidated EBITDA: threshold, target, and maximum, but only one level of performance, target, for Revenue. If the Company’s Revenues for fiscal 2011 do not exceed those from fiscal 2010, the Named Executive Officer will not be eligible to receive 20% of his Target Cash Bonus Amount. Upon achievement of the threshold, target, or maximum level with respect to the Consolidated EBITDA performance metric, a Named Executive Officer will be eligible to receive an amount equal to 70%, 100%, or 140%, respectively, of 80% of such officer’s Target Cash Bonus Amount. If the threshold level of the Consolidated EBITDA performance metric is not met, the Named Executive Officer will not be eligible to receive 80% of his Target Cash Bonus Amount. If actual results exceed the maximum levels of performance, the Compensation Committee has the discretion to award additional bonuses. The Compensation Committee also determined, in setting the Consolidated EBITDA metric, that the thresholds are before provision for bonus payments, and that if actual results fall between threshold and target or between target and maximum, then the bonus paid will be prorated.

Fiscal 2011 Performance Metrics

	Threshold	Target	Maximum
Consolidated EBITDA (80% of bonus potential) Revenue (20% of bonus potential)	$27.7 million	$30.9 million Exceeds FY10	$34.6 million

Long-Term Equity Incentive Awards

     We provide long-term equity incentive awards to our executive officers, including the Named Executive Officers, as part of their total direct compensation to tie the interests of these individuals directly to the interests of our shareholders. The Compensation Committee believes that long-term equity incentive compensation is an important tool in attracting and retaining key members of executive management.

     We make long-term equity incentive grants under our 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan allows for equity-based awards to selected participants, including the Named Executive Officers, as determined by the Compensation Committee. Awards that may be granted by the Compensation Committee to the Named Executive Officers include stock options, restricted stock (including restricted stock units), performance unit awards, and stock appreciation rights.

Stock Options

     We award stock options to our executive officers, including our Named Executive Officers, because they are inherently performance-based, meaning that the options only have value if the market price of our common stock increases over time. In addition, stock options provide long-term compensation to our Named Executive Officers in the form of additional equity, thus further building a culture of ownership among our executives and focusing our executive officers, including our Named Executive Officers, on the creation of shareholder value. Finally, stock options can be a strong executive retention tool, as they are generally subject to vesting contingent on continued service.

     Considering recommendations made by Frederic Cook, each Named Executive Officer’s position and level of seniority, and consistent with fiscal 2009 equity award levels, on January 25, 2010, the Compensation Committee granted to Messrs. Morgan, Muir, Welch, Lineberger, Hudson, and Wall options for 150,000, 120,000, 100,000, 100,000, 100,000, and 100,000 shares, respectively, as part of their total annual compensation package. The Compensation Committee believes that these grants provide our Named Executive Officers with a meaningful equity stake in the Company and better align the interests of the executive officers with those of the shareholders. All of these grants are shown below under “— Grants of Plan-Based Awards.”

     The vesting of stock options is generally contingent on continued service. In particular, these stock option grants become exercisable in four equal or nearly equal, as applicable, annual installments beginning one year following the date of the grant so long as the executive officer’s employment continues through the applicable vesting date.

     The stock options granted to the Named Executive Officers are subject to forfeiture in accordance with the terms of the option agreements if the executive engages in certain events of competition and/or solicitation or other detrimental acts (described in the option agreements to include engaging in competitive business activities, inducing customers or suppliers to cease doing business with the Company, interfering with the relationship between the Company and its employees, violating the Company’s securities trading policy, and similar activities), or if the executive violates confidentiality provisions, or is terminated for cause. In addition, if the executive has exercised any option within the twelve-month period immediately prior to engaging in certain events of competition and/or solicitation or other detrimental acts, violating confidentiality provisions or being terminated for cause, the executive must, upon request of the Company, return to the Company any common stock received upon exercise of the option and any related gains realized by the executive in connection with such exercise.

     The options are subject, in certain cases, to accelerated vesting or forfeiture in the event of certain termination of employment events or in the event of a change of control. See “— Potential Payments upon Termination and Change in Control” below.

     The exercise price for all options granted under our 2000 Stock Incentive Plan is the closing price of our common stock on the date of grant.

Restricted Stock

     Similar to stock options, the granting of restricted stock (including restricted stock units) to executive officers is intended to promote a longer-term perspective and to align the interests of the executive officers with those of the shareholders. The shares of restricted stock are subject to vesting requirements (generally based on continued employment) and, in certain cases, to accelerated vesting or forfeiture in the event of certain termination of employment events or in the event of a change of control. See “— Potential Payments upon Termination and Change in Control” below. While grants of restricted stock and restricted stock units may provide a performance-based component to Krispy Kreme’s executive compensation program, the Compensation Committee feels that stock options are more closely tied to Company performance than restricted stock and restricted stock units, as stock options have no value to the recipient unless the market price of our common stock increases over time. Accordingly, the Compensation Committee generally prefers to issue long-term equity incentive awards in the form of stock options rather than restricted stock and restricted stock units to our executive officers, including our Named Executive Officers. There were no grants of restricted stock (including restricted stock units) to the Named Executive Officers in fiscal 2010.

Grant Dates of Long-Term Equity Incentive Grants

     When an equity award action occurs in close proximity to a scheduled publication by the Company of its financial results, it has generally been the Compensation Committee’s practice to establish the grant and pricing date of awards to be a date following such publication. The Company’s Securities Trading Policy provides that officers may not buy or sell common shares until the third trading day after the date on which the Company’s financial results are published; the Compensation Committee typically establishes award grant dates that follow the earnings publication date by the same or similar period. The foregoing practice has generally been applied in instances in which the price of the Company’s common stock has an effect on the size or terms of the award (for example, in the case of stock options).

     It also has been the Compensation Committee’s practice to establish the grant and pricing date of awards issued pursuant to employment agreements to be the effective date of such agreements, which in some instances has been a date after the date on which the Compensation Committee approved the employment contract and the related award.

     The Compensation Committee has on occasion established the grant date of certain awards to be a date subsequent to the award action date for purposes of administrative convenience (for example, to cause the vesting date of current awards (which typically is an annual anniversary of the grant date) to be the same as the vesting date of prior awards).

     In most instances, however, the Compensation Committee establishes the grant date of each award to be the award action date (i.e., the date the Committee meets and makes its determination). In all instances, the grant date of each award is fixed by the Compensation Committee on the award action date.

Benefits

     We provide access to various employee benefit plans to our executive officers, including the Named Executive Officers, as part of their total direct compensation. Benefits for the Named Executive Officers are determined by the same criteria applicable to all salaried Krispy Kreme employees. The Compensation Committee believes that these benefits help Krispy Kreme to be competitive in attracting and retaining key employees.

     Our Named Executive Officers are eligible to participate in our tax-qualified 401(k) savings plan (the “401(k) Plan”), to which employees may contribute from 1% to 100% of their compensation (salary and bonus) to the plan on a tax deferred basis, subject to statutory limitations. We also have a nonqualified deferred compensation plan (the “401(k) Mirror Plan”) designed to enable highly compensated employees whose contributions to the 401(k) Plan are limited by certain statutory limitations to have the same opportunity to defer compensation as is available to other employees of Krispy Kreme under the qualified 401(k) Plan. Employees can contribute from 1% to 15% of their base compensation and from 1% to 100% of their bonus under the 401(k) Mirror Plan, in each case, reduced by amounts contributed to the 401(k) Plan. In addition, employees can contribute to the 401(k) Mirror Plan up to 100% of the excess distributions they receive from the 401(k) Plan. We match 50% of the first 6% of compensation contributed by each employee to the 401(k) Plan.

     Named Executive Officers also participate in our regular employee benefit programs, including group medical and dental coverage, group life insurance, and group long-term disability insurance. Our Named Executive Officers are eligible to participate in these programs on the same basis as the rest of our salaried employees.

     The Company has entered into indemnification agreements with each current Named Executive Officer providing, among other things (1) advancement by the Company prior to the final disposition of any indemnifiable claim of any and all expenses relating to any indemnifiable claim paid or incurred by the executive officer or which the executive officer determines are reasonably likely to be paid or incurred by the executive officer, (2) reimbursement of any and all expenses paid or incurred by the executive officer or which the executive officer determines are reasonably likely to be paid or incurred by the executive officer in connection with any claim made by the executive officer for (a) indemnification or reimbursement or advance payment of expenses by the Company, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether the executive officer ultimately is determined to be entitled to such indemnification, reimbursement, advancement or insurance recovery, as the case may be; and (3) liability insurance for the duration of the executive officer’s service as an officer of the Company and thereafter so long as the executive officer is subject to any pending or possible indemnifiable claim. These agreements assure the executive officer of indemnification and advancement of expenses to the fullest extent permitted by North Carolina law and our articles of incorporation, and of continued coverage under our directors’ and officers’ liability insurance policies. The Board of Directors believes that such indemnification agreements serve as an important tool to attract and retain key executive officers, including the Named Executive Officers.

     Krispy Kreme provides the Chief Executive Officer with a modest “executive allowance” at the rate of $2,000 per month in lieu of perquisites and other personal benefits. In addition, the Company has reimbursed Mr. Morgan’s temporary housing and relocation expenses. Except for these payments, the Company does not provide perquisites to its Named Executive Officers. Mr. Morgan’s executive allowance is in lieu of typical perquisites afforded to Chief Executive Officers at other public companies, such as company-provided cars, annual physical examinations, and financial planning services. The Compensation Committee feels that the provision of an executive allowance permits the Company to attract and retain key talent in the Chief Executive Officer position while at the same time controlling costs.

     We have a policy prohibiting personal use of the corporate aircraft subject to certain exceptions as approved by the Chairman of the Board.

Severance/Change of Control

     We do not maintain any severance or change of control plans. However, pursuant to the terms of certain employment agreements, option agreements and restricted stock agreements, executives are eligible to receive severance and other benefits in the case of certain termination events and in the case of a change in control. See “— Potential Payments upon Termination and Change in Control” below.

Stock Ownership Guidelines

     We believe that officers should be encouraged to own our common stock to further align their interests with those of our shareholders. In order to ensure that the officers maintain this alignment, the Board of Directors adopted stock ownership guidelines to which all officers, including our Named Executive Officers, are expected to adhere. The guidelines for share ownership are as follows:

     CEO – stock valued at 300% of base salary
     Senior Vice President and above – stock valued at 100% of base salary
     Vice President – stock valued at 50% of base salary

     To ease the financial burden of achieving these levels of stock ownership while ensuring that they will be achieved over time, it is expected that officers will utilize the grants under our 2000 Stock Incentive Plan to reach the level of stock ownership required by the guidelines. In this regard, until the levels of ownership outlined above are achieved, officers are expected to retain shares with a value equal to 50% of the net after-tax value of stock grants under our 2000 Stock Incentive Plan. Accordingly, in the case of restricted stock grants, officers are expected to retain shares with a value equal to 50% of the after-tax value of the restricted shares upon vesting; and in the case of stock options, officers are expected to retain shares with a value equal to 50% of the after-tax value of the shares received, net of the exercise price, upon exercise of the options.

Compensation Recovery Policy

     On April 6, 2009, the Board of Directors adopted a formal compensation recovery policy that generally provides that Krispy Kreme may require reimbursement of all or a portion of any bonus, incentive payment, equity-based award or other compensation received by any executive officer and certain other senior officers within 36 months following any (1) gross negligence or willful misconduct pertaining to financial reporting requirements that resulted in an accounting restatement, (2) gross negligence or willful misconduct pertaining to Krispy Kreme’s business that resulted in a material negative revision of a financial or operating measure used to measure compensation or (3) fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of Krispy Kreme (collectively, “detrimental conduct”). Detrimental conduct also includes such officer’s willful or grossly negligent oversight of a person who reports directly to such officer and who engages in detrimental conduct as defined above. The policy also provides that Krispy Kreme may require any officer subject to the policy to remit to Krispy Kreme any profits realized from the sale of Krispy Kreme’s securities within 36 months following detrimental conduct by such officer.

Equity Retention Policy

     On April 7, 2009, the Board of Directors adopted a formal equity retention policy that generally requires each executive officer, including the Named Executive Officers, to retain not less than 50% of all shares acquired pursuant to an award granted after the effectiveness of the policy under any Krispy Kreme equity compensation plan or other written compensatory arrangement. The required percentage is reduced to 25% upon the date that the sum of an executive officer’s years of service to Krispy Kreme and such executive officer’s age is equal to 65 years. The retention period remains in effect until the executive officer terminates employment at Krispy Kreme. The policy also prohibits executive officers from entering into puts, calls or other derivative positions with respect to shares of Krispy Kreme’s common stock. This policy is in addition to the stock ownership guidelines described above.

Risk Analysis of Compensation Plans

     The Compensation Committee considers the risks and rewards associated with the Company’s compensation policies and practices, including the safeguards that have been put in place to identify and mitigate, if necessary, potential risks. The Company’s compensation policies and practices are designed to encourage Krispy Kreme employees, including executive officers, to remain focused on both the short and long-term goals of the Company, while at the same time discouraging employees from taking unnecessary and excessive risks that could ultimately threaten the value of the Company. The most common element of compensation awarded to Krispy Kreme employees is base salary, which does not encourage unnecessary risk taking behavior as it is a fixed amount. Additionally, the Company’s executive officers are subject to stock ownership guidelines, an equity retention policy, and a compensation recovery policy, all of which are designed to reduce the risks inherent in incentive compensation. The Compensation Committee has reviewed the Company’s current compensation policies and practices, and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (which is set forth above) with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lynn Crump-Caine, Chair
C. Stephen Lynn
Lizanne Thomas
Togo D. West, Jr.

Summary Compensation Table

     Set forth below is summary compensation information for our Named Executive Officers.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James H. Morgan	2010	$657,500	$—	$—	$217,320	$651,700	$—	$71,691	$1,598,211
President and Chief	2009	650,000	—	—	906,970	—	—	72,570	1,629,540
Executive Officer (6)	2008	163,253	—	120,000	—	—	—	—	283,253

Douglas R. Muir	2010	$346,000	$—	$—	$173,856	$294,000	$—	$6,769	$820,625
Executive Vice President	2009	342,000	—	—	290,664	—	—	7,302	639,966
and Chief Financial Officer	2008	325,000	99,000	366,660	130,110	—	—	7,825	928,595

Jeffrey B. Welch	2010	$342,500	$—	$—	$144,880	$241,500	$—	$—	$728,880
Senior Vice President and	2009	340,000	—	—	242,220	35,700	—	—	617,920
President — International	2008	315,000	63,000	220,720	104,090	—	—	—	702,810

Steven A. Lineberger	2010	$322,500	$—	$—	$144,880	$227,500	$—	$—	$694,880
Senior Vice President and	2009	303,333	—	—	242,220	—	—	—	545,553
President — U.S. Stores	2008	204,646	50,000	288,525	104,090	—	—	—	647,261

Kenneth J. Hudson	2010	$252,500	$—	$—	$144,880	$178,500	$—	$7,575	$583,455
Senior Vice President —	2009	250,000	—	—	242,220	—	—	7,750	499,970
Human Resources and	2008	223,750	50,000	176,720	104,090	—	—	6,841	561,401
Organizational Development

M. Bradley Wall	2010	$252,500	$—	$—	$144,880	$178,500	$—	$7,575	$583,455
Senior Vice President —	2009	243,333	—	—	242,220	—	—	8,500	494,053
Supply Chain and	2008	200,000	40,000	100,725	664,890	—	—	—	1,005,615
Off-Premises Operations
____________________

(1)	Represents discretionary cash awards paid in fiscal 2008.

(2)	Amounts represent the aggregate grant date fair value of awards of restricted stock units and restricted stock, determined in accordance with Accounting Standards Codification 718 (“ASC 718”). For a discussion of the assumptions used in determining such amounts, see Note 16 to our consolidated financial statements in our 2010 Form 10-K. The amount shown for Mr. Morgan for 2008 represents an award of restricted stock units granted to Mr. Morgan as part of his compensation for services as a director of the Company prior to his election as Chief Executive Officer of the Company on January 6, 2008. The amount shown for Mr. Muir in fiscal 2008 includes a restricted stock award for 15,000 shares of common stock having a fair value of $120,750 made upon Mr. Muir’s election as Chief Financial Officer of the Company on June 5, 2007.

(3)	Amounts represent the aggregate grant date fair value of stock option awards, determined in accordance with ASC 718. For a discussion of the assumptions used in determining such amounts, see Note 16 to our consolidated financial statements in our 2010 Form 10-K. The amount shown for Mr. Morgan for 2009 includes a stock option award with respect to 500,000 shares of common stock having a fair value of $795,250 granted to Mr. Morgan as provided for in his employment contract as Chief Executive Officer dated February 27, 2008. The amount shown for Mr. Wall for 2008 includes a stock option award with respect to 80,000 shares of common stock having a fair value of $560,800 granted to Mr. Wall on February 5, 2007 in connection with his promotion to Senior Vice President — Supply Chain.

(4)	Represents cash bonuses paid for fiscal 2009 and fiscal 2010 under our annual incentive plan. No bonuses under the annual incentive plan were paid with respect to fiscal 2008.

(5)	Includes all “gross-ups” or other amounts reimbursed to the indicated executive officer during the fiscal year for the payment of taxes, our contributions to the executive’s account in our 401(k) Plan and 401(k) Mirror Plan, as applicable, and each personal benefit received by the Named Executive Officer during the fiscal year where the total of all personal benefits received by the Named Executive Officer exceeded $10,000 during such year.

Other annual compensation for Mr. Morgan in fiscal 2010 consists of (1) $47,691 of temporary housing and relocation expenses, including a gross-up of $15,761 for income and Medicare taxes and (2) $24,000 of cash “executive allowance” paid at the rate of $2,000 per month. Other annual compensation for Mr. Muir, Mr. Hudson, and Mr. Wall in fiscal 2010 of $6,769, $7,575, and $7,575, respectively, represents the Company’s matching contributions to the 401(k) Plan.

(6)	Effective January 6, 2008, Mr. Morgan was appointed as our President and Chief Executive Officer. This table includes compensation paid or accrued with respect to Mr. Morgan’s service as Chairman of the Company’s Board of Directors prior to his election as President and Chief Executive Officer on January 6, 2008. Specifically, $115,753 of the amount shown as salary for fiscal 2008 represents fees earned or paid in cash in his capacity as a director. In addition, the amount shown for stock awards in 2008 represents a grant he received in his capacity as a director as described in footnote (2) above.

Grants of Plan-Based Awards

     The following table shows information about plan-based awards granted during fiscal 2010 to the Named Executive Officers.

					All Other
					Stock	All Other
					Awards:	Option
					Number	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under			of Shares	Number of	or Base	Fair Value
		Non-Equity Incentive Plan			of Stock	Securities	Price of	of Stock
		Awards(1)			or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Units	Options(2)	Awards(3)	Awards(4)
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
James H. Morgan		$325,850	$465,500	$651,700	—	—	—	—
	1/25/10	—	—	—	—	150,000(5)	$2.65	$217,320

Douglas R. Muir		$147,000	$210,000	$294,000	—	—	—	—
	1/25/10	—	—	—	—	120,000(5)	$2.65	$173,856

Jeffrey B. Welch		$120,750	$172,500	$241,500	—	—	—	—
	1/25/10	—	—	—	—	100,000(5)	$2.65	$144,880

Steven A. Lineberger		$113,750	$162,500	$227,500	—	—	—	—
	1/25/10	—	—	—	—	100,000(5)	$2.65	$144,880

Kenneth J. Hudson		$89,250	$127,500	$178,500	—	—	—	—
	1/25/10	—	—	—	—	100,000(5)	$2.65	$144,880

M. Bradley Wall		$89,250	$ 127,500	$175,500	—	—	—	—
	1/25/10	—	—	—	—	100,000(5)	$2.65	$144,880
____________________

(1)	These columns show the potential value of the payout for each Named Executive Officer under the annual incentive plan if the threshold, target, or maximum goals are satisfied with respect to the performance measure set by the Compensation Committee for fiscal 2010 under the annual incentive plan and based on the Named Executive Officer’s specified Target Cash Bonus Amount. In all cases, the business measurements, performance goals and salary percentage targets for determining these payouts are described under “— Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentives” above.

(2)	Represents awards of stock options.

(3)	The exercise price of each option is equal to the closing price of our common stock on the date of grant.

(4)	This column shows the aggregate grant date fair value of equity awards granted in fiscal 2010 determined in accordance with ASC 718. For a discussion of the assumptions used in determining such amounts, see Note 16 to our consolidated financial statements in our 2010 Form 10-K.

(5)	These options will vest, provided that the executive’s employment continues through the applicable vesting date, in four equal installments on January 25, 2011, January 25, 2012, January 25, 2013, and January 25, 2014. Vesting of options may accelerate upon the occurrence of certain events; see “— Potential Payment upon Termination and Change in Control — Stock Option Agreements.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

     We have employment agreements with each of our Named Executive Officers. The employment agreements with each of the Named Executive Officers employed as of the end of fiscal 2010 are substantially similar except with respect to salary, bonus, and equity grant terms, except as noted below. The terms of the employment agreements with our executive officers are set to be consistent with our overall compensation philosophy.

James H. Morgan

     We have entered into an employment agreement with Mr. Morgan, pursuant to which he serves as our President and Chief Executive Officer. His employment became effective on January 6, 2008 and will terminate on January 6, 2011, but will be extended for successive one-year periods unless any party elects not to extend. The employment agreement also provides that Mr. Morgan shall continue to serve as Chairman of the Board of Directors of the Company for as long as the Board desires. During the term of the employment agreement, Mr. Morgan is entitled to receive a minimum annual salary of $665,000 (as adjusted subsequent to the date of the employment agreement pursuant to its terms) and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 70% of his base salary. Mr. Morgan may elect to receive bonus amounts that may become payable for any future fiscal year in equity instead of cash. The agreement provided for an initial grant of stock options to purchase 500,000 shares of our common stock, with a grant date of February 27, 2008. The employment agreement also provides that Mr. Morgan will receive: (1) an executive allowance of $2,000 per month; (2) reimbursement for expenses reasonably incurred in connection with his relocation to Winston-Salem, North Carolina, incurred within one year following January 6, 2008; and (3) expenses incurred for temporary housing expenses through the earlier of July 6, 2008 or the day on which Mr. Morgan purchases a house in the Winston-Salem, North Carolina area. The Compensation Committee approved an extension of reimbursement for relocation expenses and temporary housing expenses for Mr. Morgan until January 6, 2010. The base salary and any other compensation are in lieu of any compensation Mr. Morgan would otherwise receive as a member of the Board of Directors.

Douglas R. Muir

     We have entered into an employment agreement with Mr. Muir, pursuant to which he serves as our Chief Financial Officer and Executive Vice President. The employment agreement became effective on June 5, 2007 and will terminate on June 5, 2010, but will be extended for successive one-year periods unless any party elects not to extend. Under the terms of the employment agreement, Mr. Muir is entitled to receive a minimum annual salary of $350,000 (as adjusted subsequent to the date of the employment agreement pursuant to its terms) and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 60% of his base salary. The agreement provided for an initial grant of 15,000 restricted shares of our common stock, with a grant date of June 5, 2007.

Jeffrey B. Welch

     We have entered into an employment agreement with Mr. Welch, pursuant to which he serves as our Senior Vice President and President of International. The employment agreement will terminate on November 7, 2010, but will be extended for successive one-year periods unless any party elects not to extend. Under the terms of the employment agreement, Mr. Welch is entitled to receive a minimum annual salary of $345,000 (as adjusted subsequent to the date of the employment agreement pursuant to its terms) and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 40% of his base salary. As noted above, Mr. Welch’s annual target bonus was increased by the Compensation Committee to 50% of his base salary on September 8, 2008.

Steven A. Lineberger

     We have entered into an employment agreement with Mr. Lineberger, pursuant to which he serves as our Senior Vice President and President of U.S. Stores. The employment agreement will terminate on November 7, 2010, but will be extended for successive one-year periods unless any party elects not to extend. Under the terms of the employment agreement, Mr. Lineberger is entitled to receive a minimum annual salary of $325,000 (as adjusted subsequent to the date of the employment agreement pursuant to its terms) and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 40% of his base salary. As noted above, Mr. Lineberger’s annual target bonus was increased by the Compensation Committee to 50% of his base salary on September 8, 2008.

Kenneth J. Hudson

     We have entered into an employment agreement with Mr. Hudson, pursuant to which he serves as our Senior Vice President of Human Resources and Organizational Development. The employment agreement will terminate on November 7, 2010, but will be extended for successive one-year periods unless any party elects not to extend. Under the terms of the employment agreement, Mr. Hudson is entitled to receive a minimum annual salary of $255,000 (as adjusted subsequent to the date of the employment agreement in accordance with its terms) and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 40% of his base salary. As noted above, Mr. Hudson’s annual target bonus was increased by the Compensation Committee to 50% of his base salary on September 8, 2008.

M. Bradley Wall

     We have entered into an employment agreement with Mr. Wall, pursuant to which he serves as our Senior Vice President of Supply Chain and Off-Premises Operations. The employment agreement will terminate on November 7, 2010, but will be extended for successive one-year periods unless any party elects not to extend. Under the terms of the employment agreement, Mr. Wall is entitled to receive a minimum annual salary of $255,000 (as adjusted subsequent to the date of the employment agreement pursuant to its terms) and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 40% of his base salary. As noted above, Mr. Wall’s annual target bonus was increased by the Compensation Committee to 50% of his base salary on September 8, 2008.

Common Terms

     The employment agreements entitle these Named Executive Officers to participate in all employee benefit and fringe benefit plans and arrangements made available to our executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement. In addition, Mr. Muir is entitled to receive reimbursement for expenses necessary to maintain an effective professional license and reasonable professional association membership fees.

     If any Named Executive Officer resigns or terminates his employment without “good reason” or his employment agreement is terminated by Krispy Kreme for “cause,” he will be entitled to receive the base salary through the date of termination and reimbursement of reimbursable expenses incurred to that date. Voluntary resignation is not a breach of the employment agreement.

     If the agreement is terminated by us without cause or by a Named Executive Officer for good reason, such Named Executive Officer generally is entitled to the following:
  An amount equal to his current annual base salary through the termination date;

  With respect to Mr. Morgan, an amount equal to two times his base salary and two times his target annual bonus for the year of termination, and with respect to each other Named Executive Officer, an amount equal to one times his base salary for the year of termination;

  An amount, payable within 60 days following the date of termination, equal to a bonus for the year of termination calculated as a pro-rated target annual bonus for the number of months during the bonus year prior to the date of termination; and

  Medical benefits for up to 18 months (or, in the case of Mr. Morgan, 12 months) after the date of termination.

     In addition, in the event of a change in control, Mr. Morgan’s stock options will become fully vested, provided that accelerated vesting of the stock options will not occur if Mr. Morgan continues as Chief Executive Officer of the surviving entity (and such entity is a publicly traded entity) and either Krispy Kreme’s stock remains outstanding or replacement equity awards are granted by the surviving entity so long as the terms of the employment agreement are expressly assumed by the surviving entity.

     The employment agreements define “cause” to mean, generally: (1) failure or refusal by the Named Executive Officer to perform his lawful and proper duties; (2) conviction of or plea of nolo contendere to any felony; (3) acts constituting fraud, theft, or embezzlement or that otherwise constitute a felony which results or was intended to result in gain or personal enrichment at the expense of Krispy Kreme; (4) other than with respect to Mr. Morgan, insubordination to Krispy Kreme’s most senior executive officers; or (5) willful violation of any material provision of the code of ethics of Krispy Kreme.

     The employment agreements define “good reason” to mean, generally: (1) the failure of Krispy Kreme to pay any material amount of compensation due under such employment agreement; (2) the applicable Named Executive Officer is no longer the most senior officer in his respective area of expertise; (3) a change in duties or responsibilities materially inconsistent with the status as the most senior officer in the Named Executive Officer’s area of expertise; (4) any requirement to relocate; (5) any material breach by Krispy Kreme of the employment agreement; or (6) the giving by Krispy Kreme of a notice of nonextension of the term of the employment agreement at either the end of the initial term or the end of the first, second, or third one-year extensions. In addition, the following are also considered “good reason” under Mr. Morgan’s employment agreement: (1) the failure of Mr. Morgan to be appointed or elected (or reelected) to the Board of Directors, or his removal from the Board of Directors other than for “cause” or permanent disability or death; or (2) a “change in control.”

     If the employment of a Named Executive Officer is terminated by reason of death or permanent disability, he will be entitled to the following: (1) his base salary through the date of termination; and (2) medical benefits for up to 18 months (or 12 months, in the case of Mr. Morgan) after the date of termination. In addition, in the event of a Named Executive Officer’s permanent disability, insurance benefits will continue under Krispy Kreme’s long term disability plan in accordance with its terms.

     In the event that any Named Executive Officer (other than Mr. Morgan) is terminated without cause or terminates his employment for good reason within two years after a “change of control,” such Named Executive Officer will be entitled to: (1) an amount equal to his current annual base salary through the termination date; (2) (a) with respect to Mr. Muir, an amount equal to two times the sum of the base salary and the target annual bonus for the year of termination and (b) with respect to Messrs. Welch, Lineberger, Hudson, and Wall, an amount equal to one and a quarter times the sum of the base salary and the target annual bonus for the year of termination; (3) an amount, payable within 60 days following the date of termination, equal to a bonus for the year of termination calculated as a pro-rated target annual bonus for the number of months during the bonus year prior to the date of termination; and (4) medical benefits for up to eighteen months after the date of termination.

     The employment agreements define “change in control” to mean, generally: (1) the acquisition by any person of 50% or more of our outstanding voting stock; (2) the consummation of a merger or consolidation involving Krispy Kreme if the shareholders of Krispy Kreme, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the outstanding voting stock of the surviving company in substantially the same proportion as their ownership of voting stock of Krispy Kreme immediately before such merger or consolidation; (3) a sale or other disposition of all or substantially all of the assets of Krispy Kreme; (4) a change in the majority composition of the Board not approved by a majority of the directors in office before the change; or (5) approval by our shareholders of a complete liquidation or dissolution of Krispy Kreme, provided that each of the employment agreements provide that an event will be treated as a “change in control” for purposes of the agreement only if it is also a “change in control event” (as defined in Treas. Reg. Section 1.409A-3(i)(5)) with respect to Krispy Kreme.

     For a detailed discussion of severance and other benefits payable to Named Executive Officers in the case of certain termination events and in the case of a change in control, see “— Potential Payments upon Termination and Change in Control” below.

     The employment agreements provide that if any payment, benefit, award or distribution by us to the Named Executive Officer would be subject to the excise tax on “excess parachute payments” under Section 4999 of the Internal Revenue Code (or any corresponding provisions of state or local tax law), then such Named Executive Officer will receive an additional gross-up amount (subject to certain exceptions specified in the employment agreement) designed to place him in the same after-tax position as if the excise tax had not been imposed.

     The employment agreements provide that each Named Executive Officer is subject to a non-compete provision during the term of his employment and for a period of one year following the date of termination and is subject to a non-solicitation provision during the term of his employment and for a period of two years following the date of termination. If the employment of a Named Executive Officer is terminated for good reason or without cause, the Named Executive Officer is entitled to any amounts payable, as described above, only if the Named Executive Officer has not breached and does not breach the non-compete and non-solicitation provisions in the employment agreement.

     For a discussion and analysis of Krispy Kreme’s compensation program, including each element of compensation provided to the Named Executive Officers for fiscal 2010, please refer to the “— Compensation Discussion and Analysis” section above.

Outstanding Equity Awards at Fiscal Year-End

     The following table provides information with respect to the common stock that may be issued upon the exercise of options and other awards under our existing equity compensation plans as of January 31, 2010.

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan
								Number	Awards:
			Equity					of	Market
			Incentive					Unearned	or Payout
			Plan				Market	Shares,	Value of
	Number		Awards:			Number	Value of	Units or	Unearned
	of	Number of	Number of			of Shares	Shares or	Other	Shares,
	Securities	Securities	Securities			or Units	Units of	Rights	Units or
	Underlying	Underlying	Underlying	Option		of Stock	Stock	That	Other
	Unexercised	Unexercised	Unexercised	Exercise		That	That	Have	Rights
	Options	Options	Unearned	Price per	Option	Have Not	Have Not	Not	That Have
	(#)	(#)	Options	Share	Expiration	Vested	Vested(1)	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James H. Morgan	—	150,000(2)	—	$2.65	1/25/20	—	—	—	—
	37,500	112,500(3)	—	1.40	1/29/19	—	—	—	—
	500,000	—	—	2.89	2/27/18	—	—	—	—
	7,500	—	—	15.36	8/25/14	—	—	—	—
	7,500	—	—	35.25	6/3/13	—	—	—	—
	7,500	—	—	37.25	6/4/12	—	—	—	—
	7,500	—	—	31.19	8/16/11	—	—	—	—
	106,000	—	—	14.77	8/2/10	—	—	—	—

Douglas R. Muir	—	—	—	—	—	18,462(4)	$52,063	—	—
	—	—	—	—	—	7,500(5)	21,150	—	—
	—	—	—	—	—	5,854(6)	16,508	—	—
	—	120,000(2)	—	$2.65	1/25/20	—	—	—	—
	30,000	90,000(3)	—	1.40	1/29/19	—	—	—	—
	30,000	90,000(7)	—	3.08	4/14/18	—	—	—	—
	33,566	33,567(8)	—	3.41	9/11/17	—	—	—	—
	60,000	60,000(9)	—	9.71	11/2/16	—	—	—	—

Jeffrey B. Welch	—	—	—	—	—	14,769(4)	$41,649	—	—
	—	—	—	—	—	5,854(6)	16,508	—	—
	—	100,000(2)	—	$2.65	1/25/20	—	—	—	—
	25,000	75,000(3)	—	1.40	1/29/19	—	—	—	—
	25,000	75,000(7)	—	3.08	4/14/18	—	—	—	—
	26,853	26,853(8)	—	3.41	9/11/17	—	—	—	—
	60,000	60,000(9)	—	9.71	11/2/16	—	—	—	—
	18,000	—	—	14.04	8/9/14	—	—	—	—
	25,000	—	—	34.17	4/26/14	—	—	—	—

Steven A. Lineberger	—	—	—	—	—	14,769(4)	$41,699	—	—
	—	—	—	—	—	7,500(10)	21,150	—	—
	—	—	—	—	—	1,250(11)	3,525	—	—
	—	100,000(2)	—	$2.65	1/25/20	—	—	—	—
	25,000	75,000(3)	—	1.40	1/29/19	—	—	—	—
	25,000	75,000(7)	—	3.08	4/14/18	—	—	—	—
	26,853	26,853(8)	—	3.41	9/11/17	—	—	—	—

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan
								Number	Awards:
			Equity					of	Market
			Incentive					Unearned	or Payout
			Plan				Market	Shares,	Value of
	Number		Awards:			Number	Value of	Units or	Unearned
	of	Number of	Number of			of Shares	Shares or	Other	Shares,
	Securities	Securities	Securities			or Units	Units of	Rights	Units or
	Underlying	Underlying	Underlying	Option		of Stock	Stock	That	Other
	Unexercised	Unexercised	Unexercised	Exercise		That	That	Have	Rights
	Options	Options	Unearned	Price per	Option	Have Not	Have Not	Not	That Have
	(#)	(#)	Options	Share	Expiration	Vested	Vested(1)	Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kenneth J. Hudson	—	—	—	—	—	14,769(4)	$41,649	—	—
	—	—	—	—	—	3,708(6)	10,457	—	—
	—	100,000(2)	—	$2.65	1/25/20	—	—	—	—
	25,000	75,000(3)	—	1.40	1/29/19	—	—	—	—
	25,000	75,000(7)	—	3.08	4/14/18	—	—	—	—
	26,853	26,853(8)	—	3.41	9/11/17	—	—	—	—
	60,000	60,000(9)	—	9.71	11/2/16	—	—	—	—
	7,000	—	—	14.04	8/9/14	—	—	—	—

M. Bradley Wall	—	—	—	—	—	14,769(4)	$41,649	—	—
	—	—	—	—	—	5,000(11)	14,100	—	—
	—	100,000(2)	—	$2.65	1/25/20	—	—	—	—
	25,000	75,000(3)	—	1.40	1/29/19	—	—	—	—
	25,000	75,000(7)	—	3.08	4/14/18	—	—	—	—
	26,853	26,853(8)	—	3.41	9/11/17	—	—	—	—
	—	80,000(12)	—	12.52	2/5/17	—	—	—	—
	6,000	—	—	14.04	8/9/14	—	—	—	—
	6,000	—	—	44.22	8/8/13	—	—	—	—
	2,200	—	—	34.80	8/8/12	—	—	—	—
	2,200	—	—	28.58	8/8/11	—	—	—	—
	5,334	—	—	5.25	4/4/10	—	—	—	—
________________

(1)	Based on the closing price of our common stock on January 29, 2010 (the last business day of fiscal 2010).

(2)	These options vest, provided that the executive’s employment continues through the applicable vesting dates, in four equal installments on January 25, 2011, January 25, 2012, January 25, 2013, and January 25, 2014. Vesting of options may accelerate upon the occurrence of certain events; see “— Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(3)	These options vest, provided that the executive’s employment continues through the applicable vesting dates, in three equal installments on January 29, 2011, January 29, 2012, and January 29, 2013. Vesting of options may accelerate upon the occurrence of certain events; see “— Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(4)	These shares of restricted stock vest, provided that the executive’s employment continues through the applicable vesting dates, in two equal or nearly equal installments on September 11, 2010 and September 11, 2011. Vesting of restricted stock may accelerate upon the occurrence of certain events; see “— Potential Payments upon Termination and Change in Control — Restricted Stock Agreements.”

(5)	These shares of restricted stock vest, provided that the executive’s employment continues through the applicable vesting dates, in two equal installments on June 5, 2010 and June 5, 2011. Vesting of restricted stock may accelerate upon the occurrence of certain events; see “— Potential Payments upon Termination and Change in Control — Restricted Stock Agreements.”

(6)	These shares of restricted stock vest, provided that the executive’s employment continues through the applicable vesting dates, in two equal installments on March 1, 2010 and March 1, 2011. Vesting of restricted stock may accelerate upon the occurrence of certain events; see “— Potential Payments upon Termination and Change in Control — Restricted Stock Agreements.”

(7)	These options vest, provided that the executive’s employment continues through the applicable vesting dates, in three equal installments on April 14, 2010, April 14, 2011, and April 14, 2012. Vesting of options may accelerate upon the occurrence of certain events; see “— Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(8)	These options vest, provided that the executive’s employment continues through the applicable vesting dates, in two equal or nearly equal installments on September 11, 2010 and September 11, 2011. Vesting of options may accelerate upon the occurrence of certain events; see “— Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(9)	These options vest, provided that the executive’s employment continues through the vesting date, on the date that the price of our common stock increases by 40% after the grant date and remains at or above that level for at least 10 consecutive trading days. Vesting of options may accelerate upon the occurrence of certain events; see “— Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(10)	These shares of restricted stock vest, provided that the executive’s employment continues through the applicable vesting dates, in two equal installments on February 5, 2010 and February 5, 2011. Vesting of restricted stock may accelerate upon the occurrence of certain events; see “— Potential Payments upon Termination and Change in Control — Restricted Stock Agreements.”

(11)	These shares of restricted stock vest, provided that the executive’s employment continues through the applicable vesting date, on November 2, 2010. Vesting of restricted stock may accelerate upon the occurrence of certain events; see “— Potential Payments upon Termination and Change in Control — Restricted Stock Agreements.”

(12)	These options vest, provided that the executive’s employment continues through the vesting date, on the date that the price of our common stock increases by 20% (for 50% of the options) and 40% (for the other 50% of the options) after the grant date and remains at or above that level for at least 10 consecutive trading days. Vesting of options may accelerate upon the occurrence of certain events; see “— Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

Option Exercises and Stock Vested

     The following table provides information with respect to the number and value of shares acquired by our Named Executive Officers during fiscal 2010 from the exercise of vested stock options and the vesting of restricted stock.

		Option Awards		Stock Awards
		Number of		Number of
		Shares		Shares
		Acquired	Value Realized	Acquired	Value Realized
		on Exercise	on Exercise	on Vesting	on Vesting
Name	Vesting Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)
James H. Morgan	—	—	—	—	—

Douglas R. Muir	03/01/09	—	—	2,927	$3,776
	06/05/09	—	—	3,750	13,613
	09/11/09	—	—	9,231	33,416

Jeffrey B. Welch	03/01/09	—	—	2,927	$3,776
	09/11/09	—	—	7,385	26,734

Steven A. Lineberger	02/05/09	—	—	3,750	$5,250
	09/11/09	—	—	7,385	26,734
	11/02/09	—	—	1,250	4,125

Kenneth J. Hudson	03/01/09	—	—	1,854	$2,392
	09/11/09	—	—	7,385	26,734

M. Bradley Wall	09/11/09	—	—	7,385	$26,734
	11/02/09	—	—	5,000	16,500

Nonqualified Deferred Compensation

Nonqualified Deferred Compensation Table

     The following table sets forth the non-qualified deferred compensation of each Named Executive Officer in fiscal 2010.

Aggregate
	Executive	Registrant	Earnings in	Aggregate	Aggregate
	Contributions in	Contributions in	Last Fiscal	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Year	Distributions	Fiscal Year End
Name	($)(1)	($)	($)	($)	($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
James H. Morgan	—	—	—	—	—
Douglas R. Muir	—	—	—	—	—
Jeffrey B. Welch	—	—	—	—	—
Steven A. Lineberger	—	—	—	—	—
Kenneth J. Hudson	$26,312	—	$9,698	—	$58,663
M. Bradley Wall	—	—	—	—	—
____________________

(1)	Executive contribution amounts are included in the “Salary” column of the Summary Compensation Table above.

(2)	Mr. Hudson contributed $2,259 to the 401(k) Mirror Plan in fiscal 2008 and such amount is included in the “Salary” column for fiscal 2008 in the Summary Compensation Table above.

     As discussed above, we maintain the 401(k) Mirror Plan, which is designed to enable highly compensated employees whose contributions to the 401(k) Plan are limited by certain statutory limitations to have the same opportunity to defer compensation as is available to other employees of Krispy Kreme under the qualified 401(k) Plan. Participants can contribute from 1% to 15% of their base compensation and from 1% to 100% of their bonus under the 401(k) Mirror Plan, in each case reduced by amounts contributed under the 401(k) Plan. In addition, participants can contribute up to 100% of the excess distributions they receive from the 401(k) Plan. A participant’s account under the 401(k) Mirror Plan is invested in the investment options selected by the participant from among the same investment options that are available under the 401(k) Plan. Participants receive a payout of their account balance six months following termination of employment and can elect to receive the payout in a lump sum or in quarterly payments over a period of up to 10 years.

Potential Payments upon Termination and Change in Control

     We do not maintain any severance or change in control plans. However, pursuant to the terms of certain employment agreements, option agreements, and restricted stock agreements, executives, including our Named Executive Officers, are eligible to receive severance and other benefits in the case of certain termination events and in the case of a change in control. For a detailed description of the employment agreements for our Named Executive Officers, see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

     The discussion and tables below (as well as the discussion of the employment agreements above) reflect the estimated amount of additional compensation and benefits that would be paid or accrued to each of the Named Executive Officers in the event of all applicable hypothetical scenarios, including:
  a change in control (with or without a corresponding termination of employment);

  termination by us without cause;

  termination by the executive for good reason;

  voluntary termination;

  retirement;

  disability; and

  death.
     Amounts are not included for compensation and benefits to which an executive would be entitled if the specified event had not occurred.

Stock Option Agreements

Fiscal 2007 - Fiscal 2010 Stock Option Grants

     Each of the stock option agreements governing stock option grants made to the Named Executive Officers in fiscal 2007, fiscal 2008, fiscal 2009, and fiscal 2010 provide that all of such options shall vest and become exercisable upon (1) termination of employment due to “Retirement,” death, or “Disability” or (2) a “Change in Control” of Krispy Kreme. In the event of a Change in Control, the Board of Directors, in its sole discretion, may give prior written notice of such event to the executive and set a termination date for the exercise of such options. In the event of termination for “Cause,” all options of the executive are terminated.

     In the event any of the above accelerated vesting events are triggered, the options would remain exercisable until (1) in the case of termination on account of Disability, 180 days after termination, (2) in the case of termination on account of death, 360 days after termination, (3) in the case of Retirement, the ten-year anniversary of the grant date, and (4) in the case of a Change in Control, the earlier of the date specified in a notice by the Board of Directors, if any, and the then-current expiration date.

     In the case of termination for any reason other than Retirement, death, Disability, or Cause, vested options remain exercisable for 90 days (or 60 days with respect to the stock option agreements governing stock option grants made to the Named Executive Officers in fiscal 2007) following the date of termination (without any acceleration of vesting).

     For the purposes of these stock option agreements:

     “Cause” means, generally: (a) with respect to the stock option agreements governing stock option grants made to the Named Executive Officers in fiscal 2007, the following events: (1) drug abuse by the executive; (2) alcohol abuse by the executive if it interferes with the efficient conduct of business by the executive; (3) theft, embezzlement or other similar act by the executive of any tangible or intangible asset of Krispy Kreme or any customer or supplier of Krispy Kreme; (4) commission of any other criminal act by the executive if such act causes or is likely to cause damage to the business of Krispy Kreme; (5) a material breach by the executive of any written agreement between Krispy Kreme and the executive, or any written policy of Krispy Kreme known by and applicable to all its employees; and (6) willful failure by the executive to follow the instructions of the Board or an officer or other supervisory employee of Krispy Kreme duly authorized to give instructions to the executive and (b) with respect to the stock option agreements governing stock option grants to the Named Executive Officers in fiscal 2008, fiscal 2009, and fiscal 2010, the following events: (1) fraud, embezzlement, theft, or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), or any act or practice deemed to have resulted in the executive becoming unbondable under Krispy Kreme’s fidelity bond; (2) willful misconduct deemed to be materially injurious to Krispy Kreme, monetarily or otherwise; or (3) the willful and continued failure or habitual neglect by the executive to perform his duties with Krispy Kreme substantially in accordance with the operating and personnel policies and procedures of Krispy Kreme generally applicable to all of Krispy Kreme’s employees.

     “Change in Control” means, generally: (1) the acquisition by any person of 50% or more of our outstanding voting stock; (2) consummation of a merger or consolidation involving Krispy Kreme if our shareholders, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the outstanding voting securities of the surviving company in substantially the same proportion as their ownership of the voting stock of Krispy Kreme outstanding immediately before such merger or consolidation; (3) consummation of the sale or other disposition of all or substantially all of the assets of Krispy Kreme; (4) approval by our shareholders of a complete liquidation or dissolution of Krispy Kreme; or (5) a change in the majority composition of the Board not approved by a majority of the directors in office before the change.

     “Disability” means a condition where the executive either (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than three months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Krispy Kreme.

     “Retirement” means the executive’s termination of employment at a time when, for an executive, the sum of the executive’s age and years of employment with Krispy Kreme, its subsidiaries, and affiliates equals or exceeds 65.

Pre-Fiscal 2007 Stock Option Grants

     Except for Mr. Muir and Mr. Lineberger, all of the Named Executive Officers (including Mr. Morgan as a member of the Board of Directors) received stock option grants prior to fiscal 2007. Treatment of these options upon termination or a change in control is generally the same as the treatment of the options granted in fiscal years 2007 - 2010, except that the relevant option agreements define change in control (referred to in the agreements as “Corporate Reorganization”) to mean, generally: (1) any person or group purchases 50% or more of our outstanding common stock pursuant to a tender or exchange offer or otherwise becomes the owner of 50% or more of our outstanding common stock; (2) the merger or consolidation of Krispy Kreme if, as a result of which, the holders of outstanding stock of Krispy Kreme immediately prior to such a merger or consolidation hold less than 50% of the stock of the surviving company; (3) the sale or other disposition of all or substantially all of the assets of Krispy Kreme; (4) the liquidation of Krispy Kreme; or (5) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change during any 24-month period during the existence of the option agreement. In addition, certain stock option agreements governing stock option grants made to Messrs. Morgan and Wall prior to 2002 do not provide that options vest and become exercisable upon termination of employment due to “Retirement,” death, or “Disability.” Mr. Muir and Mr. Lineberger did not receive any stock option grants prior to fiscal 2007.

Restricted Stock Agreements

     Each of the restricted stock agreements governing restricted stock grants made to Messrs. Muir, Welch, Lineberger, Hudson, and Wall in fiscal 2008 provide that all of such unvested restricted stock shall be automatically forfeited upon termination of the applicable executive’s employment, provided that all unvested restricted stock shall vest upon (1) termination of employment due to death or “Disability” or (2) a “Change in Control” of Krispy Kreme. In addition, the restricted stock agreements of Messrs. Muir, Welch, Lineberger, Hudson, and Wall dated September 11, 2007 provide that restricted stock grants made pursuant to these agreements shall vest upon termination of the applicable executive’s employment due to “Retirement.” For purposes of these restricted stock agreements, the terms “Disability,” “Change in Control,” and “Retirement” have the meanings set forth above under “— Stock Option Agreements — Fiscal 2007 - Fiscal 2010 Stock Option Grants.”

Termination Scenario Summary Tables

     The amounts shown in the tables below assume that the noted triggering event (“Retirement,” termination or change in control, as applicable) occurred on January 29, 2010, the last business day of fiscal 2010. As of January 29, 2010, Mr. Hudson was the only Named Executive Officer who was “Retirement” eligible. Other relevant assumptions and explanations are provided in the footnotes following the tables. The amounts shown reflect only the additional payments or benefits that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event. The tables below do not take into account any value received by us as a result of the Named Executive Officers’ covenants not to compete.

James H. Morgan

	Termination without	Change
	cause or termination	in control
	by executive for	regardless of	Death or
Name	good reason(1)	termination(2)	disability
Compensation:
Severance pay(3)	$2,726,500	$—	$—
Vesting of unvested stock options(4)	185,250	185,250	185,250
Benefits:
Health and dental insurance(5)	15	15	15
Excise tax gross-up(6)	1,242,117	—	—
Total	$4,153,882	$185,265	$185,265

____________________

(1)	“Good reason,” as defined in Mr. Morgan’s employment agreement, includes a change in control.

(2)	Applicable only if, following a change in control, Mr. Morgan is not the chief executive officer of a publicly traded surviving entity.

(3)
Represents two times Mr. Morgan’s base salary, plus two times an assumed annual bonus equal to 70% of base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the Date of Termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the Date of Termination, plus a pro-rated annual bonus equal to 70% of base salary, to be paid 60 days following the Date of Termination.

(4)	Represents the intrinsic value as of January 29, 2010 of unvested stock options.

(5)	Represents 12 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Morgan’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 12 months.

(6)	Mr. Morgan is entitled to a gross-up payment for any excise taxes payable by him. Assuming a change in control occurred on January 29, 2010, Mr. Morgan would have been required to pay excise taxes if he terminated his employment for good reason or if he was terminated without cause. Assuming either of these events occurred on January 29, 2010, in addition to a change in control on the same date, the amount shown in the table represents the amount needed to make Mr. Morgan whole for the excise taxes that would have been imposed and all taxes that would have been payable on the gross-up payment itself.

Douglas R. Muir

		Termination
	Termination	without cause or
	without cause	termination by	Change in
	or termination	executive for good	control
	by executive for	reason following a	regardless of	Death or
Name	good reason	change in control	termination	disability
Compensation:
Severance pay(1)	$560,000	$1,330,000	$—	$—
Vesting of unvested restricted shares(2)	—	89,721	89,721	89,721
Vesting of unvested stock options(3)	—	148,200	148,200	148,200
Benefits:
Health and dental insurance(4)	15,487	15,487	—	15,487
Excise tax gross-up(5)	—	537,982	—	—
Total	$575,487	$2,121,390	$237,921	$253,408

____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Muir’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the Date of Termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the Date of Termination, plus a pro-rated annual bonus equal to 60% of base salary to be paid 60 days following the Date of Termination. In the case of termination without cause or termination by executive for good reason following a change in control, represents two times Mr. Muir’s base salary, plus two times an assumed annual bonus equal to 60% of base salary, plus a pro-rated annual bonus equal to 60% of base salary, to be paid 60 days following the Date of Termination.

(2)	Represents the intrinsic value as of January 29, 2010 of unvested restricted stock awards.

(3)	Represents the intrinsic value as of January 29, 2010 of unvested stock options.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Muir’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

(5)	Mr. Muir is entitled to a gross-up payment for any excise taxes payable by him. Assuming a change in control occurred on January 29, 2010, Mr. Muir would have been required to pay excise taxes if he terminated his employment for good reason or if he was terminated without cause. Assuming either of these events occurred on January 29, 2010 in addition to a change in control on the same date, the amount shown in the table represents the amount needed to make Mr. Muir whole for the excise taxes that would have been imposed and all taxes that would have been payable on the gross-up payment itself.

Jeffrey B. Welch

	Termination	Termination without
	without cause	cause or termination
	or termination by	by executive for good	Change in control
	executive for good	reason following a	regardless of
Name	reason	change in control	termination	Death or disability
Compensation:
Severance pay(1)	$517,500	$819,375	$—	$—
Vesting of unvested restricted shares(2)	—	58,157	58,157	58,157
Vesting of unvested stock options(3)	—	123,500	123,500	123,500
Benefits:
Health and dental insurance(4)	16,151	16,151	—	16,151
Total	$533,651	$1,017,183	$181,657	$197,808

____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Welch’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the Date of Termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the Date of Termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the Date of Termination. In the case of termination without cause or termination by executive for good reason following a change in control, represents one and a quarter times Mr. Welch’s base salary, plus one and a quarter times an assumed annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the Date of Termination.

(2)	Represents the intrinsic value as of January 29, 2010 of unvested restricted stock awards.

(3)	Represents the intrinsic value as of January 29, 2010 of unvested stock options.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Welch’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

Steven A. Lineberger

	Termination	Termination without
	without cause	cause or termination
	or termination by	by executive for good	Change in control
	executive for good	reason following a	regardless of
Name	reason	change in control	termination	Death or disability
Compensation:
Severance pay(1)	$487,500	$771,875	$—	$—
Vesting of unvested restricted shares(2)	—	66,324	66,324	66,324
Vesting of unvested stock options(3)	—	123,500	123,500	123,500
Benefits:
Health and dental insurance(4)	16,157	16,157	—	16,157
Excise tax gross-up(5)	—	289,682	—	—
Total	$503,657	$1,267,538	$189,824	$205,981

____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Lineberger’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the Date of Termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the Date of Termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the Date of Termination. In the case of termination without cause or termination by executive for good reason following a change in control, represents one and a quarter times Mr. Lineberger’s base salary, plus one and a quarter times an assumed annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the Date of Termination.

(2)	Represents the intrinsic value as of January 29, 2010 of unvested restricted stock awards.

(3)	Represents the intrinsic value as of January 29, 2010 of unvested stock options.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Lineberger’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

(5)	Mr. Lineberger is entitled to a gross-up payment for any excise taxes payable by him. Assuming a change in control occurred on January 29, 2010, Mr. Lineberger would have been required to pay excise taxes if he terminated his employment for good reason or if he was terminated without cause. Assuming either of these events occurred on January 29, 2010 in addition to a change in control on the same date, the amount shown in the table represents the amount needed to make Mr. Lineberger whole for the excise taxes that would have been imposed and all taxes that would have been payable on the gross-up payment itself.

Kenneth J. Hudson

		Termination
	Termination	without cause or
	without cause	termination by	Change in
	or termination	executive for good	control
	by executive for	reason following a	regardless of
Name	good reason	change in control	termination	Retirement(1)	Death or disability
Compensation:
Severance pay(2)	$382,500	$605,625	$—	$—	$—
Vesting of unvested restricted shares(3)	41,649	52,105	52,105	41,649	52,105
Vesting of unvested stock options(4)	123,500	123,500	123,500	123,500	123,500
Benefits:
Health and dental insurance(5)	10,447	10,447	—	—	10,447
Total	$558,096	$791,677	$175,605	$165,149	$186,052

____________________

(1)	Mr. Hudson is currently “Retirement” eligible under the terms of his stock option and restricted stock agreements, having achieved the definition’s requirement of age plus years of service to the Company equaling 65, and thus, upon termination of employment by reason of “Retirement,” the unvested restricted stock and stock options awarded pursuant to award agreements containing retirement eligibility provisions will immediately vest.

(2)	In the case of termination without cause or termination by executive for good reason, represents Mr. Hudson’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the Date of Termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the Date of Termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the Date of Termination. In the case of termination without cause or termination by executive for good reason following a change in control, represents one and a quarter times Mr. Hudson’s base salary, plus one and a quarter times an assumed annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the Date of Termination.

(3)	Represents the intrinsic value as of January 29, 2010 of unvested restricted stock awards.

(4)	Represents the intrinsic value as of January 29, 2010 of unvested stock options.

(5)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Hudson’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

M. Bradley Wall

	Termination	Termination without
	without cause	cause or termination
	or termination by	by executive for good	Change in control
	executive for good	reason following a	regardless of
Name	reason	change in control	termination	Death or disability
Compensation:
Severance pay(1)	$382,500	$605,625	$—	$—
Vesting of unvested restricted shares(2)	—	55,749	55,749	55,749
Vesting of unvested stock options(3)	—	123,500	123,500	123,500
Benefits:
Health and dental insurance(4)	16,136	16,136	—	16,136
Excise tax gross-up(5)	—	235,245	—	—
Total	$398,636	$1,036,255	$179,249	$195,385

____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Wall’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the Date of Termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the Date of Termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the Date of Termination. In the case of termination without cause or termination by executive for good reason following a change in control, represents one and a quarter times Mr. Wall’s base salary, plus one and a quarter times an assumed annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the Date of Termination.

(2)	Represents the intrinsic value as of January 29, 2010 of unvested restricted stock awards.

(3)	Represents the intrinsic value as of January 29, 2010 of unvested stock options.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Wall’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

(5)	Mr. Wall is entitled to a gross-up payment for any excise taxes payable by him. Assuming a change in control occurred on January 29, 2010, Mr. Wall would have been required to pay excise taxes if he terminated his employment for good reason or if he was terminated without cause. Assuming either of these events occurred on January 29, 2010 in addition to a change in control on the same date, the amount shown in the table represents the amount needed to make Mr. Wall whole for the excise taxes that would have been imposed and all taxes that would have been payable on the gross-up payment itself.

Director Compensation

     Our non-executive directors received the following aggregate amounts of compensation during the fiscal year ended January 31, 2010.

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name (1)	($)	($) (2)	($) (3)	($)	Earnings	($) (4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Charles A. Blixt	$60,000	$120,000	—	—	—	$1,200	$181,200
Lynn Crump-Caine	64,739	120,000	—	—	—	1,200	185,939
C. Stephen Lynn	60,000	120,000	—	—	—	1,200	181,200
Robert S. McCoy, Jr.	95,000	120,000	—	—	—	1,200	216,200
Andrew J. Schindler	60,000	120,000	—	—	—	1,200	181,200
Michael H. Sutton	70,000	120,000	—	—	—	1,200	191,200
Lizanne Thomas	77,500	120,000	—	—	—	1,200	198,700
Togo D. West, Jr.	62,760	120,000	—	—	—	1,200	183,960
____________________

(1)	This table does not include director compensation for Mr. Morgan, who receives no compensation in addition to his compensation as our Chief Executive Officer for his service as a director and Chairman of the Board of Directors. The compensation received by Mr. Morgan as an employee of Krispy Kreme is shown above; see “— Summary Compensation Table.”

(2)	Amounts shown reflect the grant date fair value of restricted stock units granted in fiscal 2010 determined in accordance with ASC 718. For a discussion of the assumptions used in determining such amounts, see Note 16 to our consolidated financial statements in our 2010 Form 10-K. As of January 31, 2010, the non-executive directors held the following number of restricted stock units: Mr. Blixt – 124,675, Ms. Crump-Caine – 124,675, Mr. Lynn – 124,675, Mr. McCoy – 136,382, Mr. Schindler – 136,382, Mr. Sutton – 136,382, Ms. Thomas – 136,382, and Mr. West – 136,382.

(3)	As of January 31, 2010, the non-executive directors held the following number of stock options: Mr. McCoy – 15,542, and Mr. West – 99,300.

(4)	Represents fees paid at the rate of $300 per quarter for miscellaneous expenses. We also reimburse each director for travel and other expenses incurred to attend meetings of the Board of Directors and its committees, continuing education courses applicable to their role as a member of our Board of Directors and its committees, and such other meetings as requested by the Company; such reimbursements are not included in the amounts set forth herein.

Narrative to Director Compensation Table

     Set forth below is a description of the compensation arrangements for our non-executive directors.

Fiscal 2010 Compensation

     Mr. Robert S. McCoy, Jr., Lead Independent Director, received an annual fee of $85,000. Each other non-executive director received an annual fee of $60,000. The Chair of the Audit Committee (Mr. McCoy) and each Co-Chair of the Special Committee (Mr. Sutton and Ms. Thomas) each received additional annual compensation of $10,000. The Chair of the Nominating and Corporate Governance Committee (Ms. Thomas) and the Chair of the Compensation Committee (Ms. Crump-Caine and, prior to her appointment, Mr. West) each received additional annual compensation of $7,500. In addition to these fees, each director received fees of $300 per quarter for miscellaneous expenses. We also reimburse each director for travel and other expenses incurred to attend meetings of the Board of Directors and its committees, continuing education courses applicable to their role as a member of our Board of Directors and its committees, and such other meetings as requested by the Company. On January 29, 2009, the Compensation Committee made grants of 85,714 restricted stock units under our 2000 Stock Incentive Plan to each of our non-executive directors in consideration of their service for fiscal 2010. These units vested in four nearly equal quarterly installments on April 29, July 29 and October 29, 2009 and on January 29, 2010. Each non-executive director elected to defer receipt of the shares underlying these restricted stock units. As a result, the shares will be distributed in a single lump sum following the termination of his or her service on the Board of Directors, provided that any units that have not vested prior to his or her termination of service will be forfeited. On an ongoing basis, the Compensation Committee intends to make annual grants to each non-executive director of restricted stock units having an aggregate value of approximately $120,000.

     The Company has entered into indemnification agreements with each current director providing (1) advancement by the Company prior to the final disposition of any indemnifiable claim of any and all expenses relating to any indemnifiable claim paid or incurred by the director or which the director determines are reasonably likely to be paid or incurred by the director, (2) reimbursement of any and all expenses paid or incurred by the director or which the director determines are reasonably likely to be paid or incurred by the director in connection with any claim made by the director for (a) indemnification or reimbursement or advance payment of expenses by the Company, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether the director ultimately is determined to be entitled to such indemnification, reimbursement, advancement or insurance recovery, as the case may be; and (3) liability insurance for the duration of the director’s service as a director of the Company.

Fiscal 2011 Compensation

     On January 25, 2010, the Compensation Committee and the Board of Directors reviewed the compensation arrangements for our non-executive directors and made no changes to the compensation package for fiscal 2011. On January 25, 2010, the Compensation Committee made equity grants of 45,283 restricted stock units (valued at approximately $120,000 on date of grant) under our 2000 Stock Incentive Plan to each of our non-executive directors in consideration of their service for fiscal 2011. These units vested, or will vest, as applicable, in four nearly equal quarterly installments on April 25, 2010, July 25, 2010, October 25, 2010, and January 25, 2011. All non-executive directors elected to defer receipt of the shares underlying these restricted stock units with the exception of Mr. West. The deferred shares will be distributed in a single lump sum following the termination of his or her service on the Board of Directors, provided that any units that have not vested prior to his or her termination of service will be forfeited.

Stock Ownership Guidelines – Directors

     As with our officers, we believe that our directors should be encouraged to own our common stock to further align their interests with those of our shareholders. In order to ensure that the directors maintain this alignment, the Board of Directors adopted stock ownership guidelines to which all directors are expected to adhere. Each director is expected to own stock valued at 300% of their annual retainer, the same requirement as that for the Company’s Chief Executive Officer.

     To ease the financial burden of achieving these levels of stock ownership while ensuring that they will be achieved over time, it is expected that directors will utilize the grants under our 2000 Stock Incentive Plan to reach the level of stock ownership required by the guidelines. In this regard, until the levels of ownership outlined above are achieved, directors are expected to retain shares with a value equal to 50% of the net after-tax value of stock grants under our 2000 Stock Incentive Plan. Accordingly, in the case of restricted stock and restricted stock unit grants, directors are expected to retain shares with a value equal to 50% of the after-tax value of the restricted shares upon vesting and distribution of such shares; and in the case of stock options, directors are expected to retain shares with a value equal to 50% of the after-tax value of the shares received, net of the exercise price, upon exercise of the options.

Equity Retention Policy – Directors

     On April 7, 2009, the Board of Directors adopted a formal equity retention policy that generally requires each director to retain not less than 75% of all shares acquired pursuant to an award granted after the effectiveness of the policy under any Krispy Kreme equity compensation plan or other written compensatory arrangement. The retention period remains in effect until the termination of the director’s services to Krispy Kreme. The policy also prohibits directors from entering into puts, calls or other derivative positions with respect to shares of Krispy Kreme’s common stock.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

     Except as described in the following paragraph, there were no reportable transactions with related persons in fiscal 2010.

     Our franchisee for the Middle East, Kuwait Food Company (Americana), is an affiliate of Mohamed Abdulmohsin Al Kharafi & Sons W.L.L., which was the beneficial owner of 13.4% of our common stock as of April 16, 2010. We had transactions in the normal course of business with this franchisee (including sales of doughnut mix and equipment to the franchisee and royalties payable to us by the franchisee based on its sales at Krispy Kreme franchise stores) totaling approximately $8.9 million in fiscal 2010. Such transactions were conducted pursuant to development and franchise agreements, the terms of which are substantially the same as those currently offered to our other international franchisees.

     Krispy Kreme has entered into a contract with Cummings Incorporated (“Cummings”), a store exterior design and remodeling company, to refurbish the interior and exterior of two Krispy Kreme stores. Krispy Kreme director C. Stephen Lynn is the Chairman and the owner of 66.7% of Cummings. The value of the contract is approximately $357,000, which Krispy Kreme will pay directly to Cummings. If the refurbishment of the two stores is successful, Krispy Kreme may enter into additional contracts with Cummings to refurbish other stores over the next five years at a value of approximately $150,000 per store. In evaluating the transaction and prior to entering into the agreement with Cummings, Krispy Kreme management obtained estimates for similar work from construction companies and the Audit Committee discussed those cost comparisons, the proposed transaction with Cummings, and the relationship between Cummings, Mr. Lynn, and Krispy Kreme. Management and the Audit Committee believe the contract is on terms as favorable as could have been obtained from a non-affiliated entity.

Review, Approval, or Ratification of Transactions with Related Persons

     Our Audit Committee has adopted written Policy and Procedures with Respect to Related Person Transactions (the “Policy”), which is available on our web site at http://investor.krispykreme.com/governance.cfm. The Policy provides that any proposed Related Person Transaction be submitted to the Audit Committee for consideration. In determining whether or not to approve the transaction, the Policy provides that the Committee shall consider all of the relevant facts and circumstances available to the Committee, including (if applicable), but not limited to: the benefits to us; the impact on a director’s independence, if applicable; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Policy provides that the Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Krispy Kreme and its shareholders, as the Committee determines in good faith. The Policy provides that all material related person transactions are to be disclosed to the full Board of Directors.

     For purposes of the Policy, a “Related Person Transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which Krispy Kreme (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has, or will have a direct or indirect material interest.

     For purposes of the Policy, a “Related Person” means:

(1)	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become a director of Krispy Kreme;

(2)	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; or

(3)	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than 5% beneficial owner.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2010

     The Audit Committee assists the Board of Directors in its oversight of the integrity of Krispy Kreme’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of the independent registered public accounting firm and the internal audit function. Management is responsible for Krispy Kreme’s financial statements, internal controls, and the financial reporting process. Krispy Kreme’s independent registered public accounting firm is responsible for expressing an opinion that the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board. In conjunction with the specific activities performed by the Audit Committee in its oversight role:

1.	The Audit Committee has reviewed and discussed the audited financial statements, as of and for the year ended January 31, 2010, with management of Krispy Kreme.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

     Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited financial statements should be included in the 2010 Form 10-K for filing with the SEC.

Robert S. McCoy, Jr., Chair
Andrew J. Schindler
Michael H. Sutton

INFORMATION RELATED TO OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General

     PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal 2009 and fiscal 2010. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting for purposes of answering appropriate questions that any shareholder may wish to ask, and such representatives will have an opportunity to make a statement at the Annual Meeting if they so desire.

Fees

     The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP to the Company in each of the last two fiscal years for audit and non-audit services. The nature of the services provided in each such category is described following the table.

	2010	2009
Audit Fees	$1,061,080	$1,069,683
Audit-Related Fees	19,700	92,878
Tax Fees	3,948	6,623
All Other Fees	3,900	3,900
Total	$1,088,628	$1,173,084

Audit Fees — Consists of aggregate fees for professional services rendered for the audits of the annual financial statements of Krispy Kreme and reviews of financial statements included in the Company’s Forms 10-Q, and for fiscal 2009, also includes professional fees rendered for consent procedures related to Form S-3.

Audit-Related Fees — Consists of aggregate fees for accounting consultations and audits of employee benefit plans.

Tax Fees — Consists of aggregate fees for tax advice and planning and international tax matters.

All Other Fees — Consists of aggregate fees for accounting research tools.

Pre-Approval of Audit and Non-Audit Services

     The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the policy, all audit and non-audit services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis, called “specific pre-approval,” or (2) by the description in sufficient detail in exhibits to the policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration, called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or one of its members to whom the Audit Committee has delegated specific pre-approval authority. The policy describes the audit and audit-related services, if any, which have received general pre-approval. These general pre-approvals allow the Company to engage the independent registered public accounting firm for the enumerated services for individual engagements up to the fee-limits described in the policy. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The policy does not delegate to management the Audit Committee’s responsibility to pre-approve services performed by the independent registered public accounting firm. All of the services described above under Audit-Related Fees, Tax Fees, and All Other Fees for fiscal 2009 and fiscal 2010 were pre-approved by the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors, and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during fiscal 2010.

SHAREHOLDERS’ PROPOSALS FOR 2011 ANNUAL MEETING

     Shareholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws.

     The 2011 Annual Meeting of Shareholders is tentatively scheduled to be held on June 14, 2011. Shareholder proposals that are intended to be included in our Proxy Statement and proxy relating to the 2011 Annual Meeting of Shareholders must be received by us no later than January 7, 2011 to be considered for inclusion.

     If a shareholder intends to submit a nomination for director for our 2011 Annual Meeting of Shareholders that is not to be included in Krispy Kreme’s Proxy Statement and proxy relating to the 2011 Annual Meeting of Shareholders, the shareholder must give us notice in accordance with the requirements set forth in Krispy Kreme’s bylaws during the period from February 22, 2011 to March 24, 2011, the period that is not less than 90 days nor more than 120 days prior to the first anniversary date of Krispy Kreme’s 2010 Annual Meeting of Shareholders. Krispy Kreme’s bylaws require that certain information with respect to the nomination and the shareholder making the nomination be set forth in the notice.

     If the date of the 2011 Annual Meeting of Shareholders is not scheduled within a period commencing 30 days before the first anniversary date of Krispy Kreme’s 2010 Annual Meeting of Shareholders and ending 60 days after such anniversary date, shareholders will be advised of such change and of the new dates for submission of nominations for directors.

     If a shareholder intends to submit a proposal for our 2011 Annual Meeting of Shareholders that is not to be included in Krispy Kreme’s Proxy Statement and proxy relating to the 2011 Annual Meeting of Shareholders, the shareholder generally must give us notice in accordance with the requirements set forth in Krispy Kreme’s bylaws during the period that is not less than 40 days nor more than 90 days before Krispy Kreme’s 2011 Annual Meeting of Shareholders. Krispy Kreme’s bylaws require that certain information with respect to the proposal and the shareholder making the proposal be set forth in the notice.

     To obtain a copy of the relevant bylaw provision or to submit a proposal, a shareholder must submit such request or proposal in writing to: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary.

HOUSEHOLDING

     Krispy Kreme has previously adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple registered shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

     If you are a registered shareholder (your shares are held directly in your name) and you wish to opt out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which we expect to be mailed in April or May of each year, by calling our Investor Relations Department at (336) 726-8917 or by notifying us in writing at: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

     If you share an address with another registered shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

OTHER MATTERS

     All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the materials enclosed herewith, and soliciting proxies will be paid by Krispy Kreme. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail, but may include telephone, email, or oral communications by directors, officers, or regular employees of Krispy Kreme, acting without special compensation. In addition, Krispy Kreme has engaged Innisfree M&A Incorporated to act as its proxy solicitor and has agreed to pay it $12,500 plus reasonable expenses for such services.

     Whether or not you plan on attending the Annual Meeting, please fill in, date, sign, and mail the accompanying proxy card, or vote by telephone or electronically through the Internet as soon as possible. If you attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time. Seating is limited at the Annual Meeting. If you plan to attend, you MUST follow the instructions described above under “Proxy Solicitation and General Information — Admission to Annual Meeting.”

BY ORDER OF THE BOARD OF
DIRECTORS,

WESLEY M. SUTTLE Secretary

DIRECTIONS TO ANNUAL MEETING
KRISPY KREME DOUGHNUTS, INC.
Annual Meeting of Shareholders
Tuesday, June 22, 2010, 9:00 A.M.
Embassy Suites Hotel
Gaines Ballroom
460 North Cherry Street
Winston-Salem, North Carolina 27101

Reminder: Please bring your admission ticket to the Annual Meeting of Shareholders or proof of ownership and valid picture identification. (See instructions described above under “Proxy Solicitation and General Information — Admission to Annual Meeting.) Each admission ticket will admit the named shareholder and a guest. Seating is limited at the Annual Meeting so please plan on arriving early. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN KRISPY KREME STOCK, YOU WILL NOT BE ADMITTED INTO THE ANNUAL MEETING.

Driving directions to Embassy Suites Hotel:

From the East: Take Business I-40 West toward Downtown Winston-Salem. Take Exit 5C (Cherry Street/Convention Center). Turn right onto South Cherry Street and go 0.34 miles. The Hotel will be on your left.

From the West: Take Business I-40 East toward Downtown Winston-Salem. Take Exit 5C (Cherry Street/Convention Center). Turn left onto High Street at the top of the exit. Turn left onto South Cherry Street and go 0.46 miles. The Hotel will be on your left.

Parking Information:

There is a city-owned parking deck connected to the Hotel. Self-parking is $0.75/hour and valet parking is $8.00.

KRISPY KREME DOUGHNUTS, INC. 370 KNOLLWOOD STREET, SUITE 500 WINSTON-SALEM, NC 27103
VOTE BY TELEPHONE OR INTERNET QUICK * * * EASY * * * IMMEDIATE
Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: Call Toll-Free on a Touch-Telephone 1-800-690-6903. There is NO CHARGE to you for this call. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 21, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET: The web address is www.proxyvote.com. Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 21, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Krispy Kreme Doughnuts, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET: If you agree to view future Proxy Statements and Annual Reports of the Company on the Internet instead of receiving paper copies in the mail, as described in the accompanying Proxy Statement (to the extent the Company makes such option available), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

IF YOU VOTE BY PHONE OR INTERNET - DO NOT MAIL PROXY CARD. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M24740-P94629	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KRISPY KREME DOUGHNUTS, INC.

Vote on Directors
1.	ELECTION OF CLASS II DIRECTORS
Nominees:
	01)	Charles A. Blixt
	02)	Lynn Crump-Caine
	03)	Robert S. McCoy, Jr.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Ratification		For	Against	Abstain

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending January 30, 2011.	☐	☐	☐

3.	In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the Annual Meeting, or if cumulative voting is required, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com.

KRISPY KREME DOUGHNUTS, INC.
Annual Meeting of Shareholders
Tuesday, June 22, 2010, 9:00 AM
Embassy Suites Hotel
Gaines Ballroom
460 North Cherry Street
Winston-Salem, North Carolina 27101

ADMISSION TICKET

     Only shareholders of record as of the close of business on April 16, 2010, or their duly appointed proxies, are entitled to attend the Annual Meeting.

     Each Admission Ticket will admit the named shareholder and a guest. Seating is limited at the Annual Meeting, so please plan on arriving early. All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND AN ADMISSION TICKET, YOU WILL NOT BE ADMITTED INTO THE ANNUAL MEETING.

     When you arrive at the Annual Meeting site, please fill in your complete name in the space provided below and submit this Ticket to one of the attendants at the registration desk. This Ticket is not transferable.

Shareholder Name: _______________________________________
ê IF YOU PLAN TO ATTEND THE MEETING, DETACH ADMISSION TICKET HERE ê
M24741-P94629
Krispy Kreme Doughnuts, Inc.
370 Knollwood Street, Suite 500
Winston-Salem, North Carolina 27103
Attention: Secretary

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

       The undersigned hereby appoints James H. Morgan and Douglas R. Muir, or either of them, as proxies of the undersigned to vote the common stock of the undersigned at the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. (the "Company") to be held on June 22, 2010, and at any adjournment or postponement thereof.

       The Board of Directors recommends a vote "FOR": (1) the election of the directors named in this proxy and accompanying Proxy Statement and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending January 30, 2011; and unless instructions to the contrary are indicated in the space provided, this proxy will be so voted. If any other matters properly come before the Annual Meeting, or if cumulative voting is required, the person(s) named in this proxy will vote in their discretion.

       PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE